                                                                   EXHIBIT 10.14



                      LICENSE AND SUPPLY AGREEMENT BETWEEN

                                  VAXGEN, INC.

                                       AND

                                 GENENTECH, INC.

                               TABLE OF CONTENTS


                                                                             PAGE
ARTICLE 1.0    CERTAIN DEFINITIONS.............................................1

ARTICLE 2.0    LICENSE GRANT...................................................6

        2.1    License Grant...................................................6

        2.2    Sublicenses.....................................................7

ARTICLE 3.0    PRODUCT DEVELOPMENT AND COMMERCIALIZATION.......................7

        3.1    Technology Transfer and Services to VaxGen......................7

        3.2    Due Diligence...................................................8

        3.3    Milestones......................................................8

        3.4    Sale of Licensed Products by Genentech.........................10

ARTICLE 4.0    MANUFACTURE AND SUPPLY.........................................13

        4.1    First Generation Clinical Vaccine..............................13

        4.2    Newly Manufactured Clinical Vaccine(s).........................14

ARTICLE 5.0    PAYMENTS AND ACCOUNTING RECORDS................................17

        5.1    Royalties......................................................17

        5.2    Payments and Reports...........................................18

ARTICLE 6.0    INTELLECTUAL PROPERTY RIGHTS...................................20

        6.1    Ownership......................................................20

        6.2    Patent Filing, Prosecution and Maintenance.....................20

        6.3    Patent Infringement............................................21

        6.4    Third Party Patent Rights......................................22

ARTICLE 7.0    CONFIDENTIALITY................................................22

        7.1    Confidentiality................................................22

        7.2    Publications...................................................22

ARTICLE 8.0    REPRESENTATIONS AND WARRANTIES.................................23

        8.1    Disclaimer.....................................................23

        8.2    Representations and Warranties.................................23

ARTICLE 9.0    LIABILITY......................................................23

        9.1    Limitation of Liability........................................23

        9.2    Indemnification by VaxGen......................................23

        9.3    Indemnification by Genentech ..................................23

                               TABLE OF CONTENTS
                                  (CONTINUED)


                                                                             PAGE
        9.4    Insurance......................................................24

ARTICLE 10.0   TERM AND TERMINATION...........................................24

        10.1   Term...........................................................24

        10.2   Termination for Default........................................25

        10.3   Termination for Insolvency or Bankruptcy.......................25

        10.4   Unilateral Termination.........................................25

        10.5   Effect of Termination..........................................26

ARTICLE 11.0   GENERAL PROVISIONS.............................................27

        11.1   Notices........................................................27

        11.2   Governing Law..................................................28

        11.3   Entire Agreement...............................................28

        11.4   Binding Effect and Assignment..................................28

        11.5   Dispute Resolution.............................................28

        11.6   Waiver.........................................................29

        11.7   Severability...................................................29

        11.8   Publicity......................................................29

        11.9   Counterparts...................................................29

        11.10  No Other Rights................................................29

        11.11  Force Majeure..................................................29

        11.12  Headings.......................................................30

        11.13  No Partnership.................................................30

EXHIBIT A  LICENSED PATENT RIGHTS.............................................31

EXHIBIT B  INFORMATION AND MATERIALS..........................................33



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
                          LICENSE AND SUPPLY AGREEMENT

        This License and Supply Agreement is entered into as of May 1, 1996 ("Effective Date") by VaxGen, Inc. (formerly known as Genenvax, Inc.), a Delaware corporation ("VaxGen"), and Genentech, Inc., a Delaware corporation ("Genentech") (each also singularly a "Party" and collectively the "Parties") as follows:

        WHEREAS, Genentech is the owner or licensee of certain patent rights and knowhow relating to a vaccine (including used with adjuvants) against Human lmmunodeficiency Virus ("HIV") infection and/or Acquired Immune Deficiency Syndrome ("AIDS"), as well as the owner of certain biologic materials, pre-clinical data, clinical data, protocols and other knowhow relating to the therapeutic and/or prophylactic uses of such vaccine (including used with adjuvants) in humans;

        WHEREAS, VaxGen wishes to obtain an exclusive license to such intellectual property of Genentech so that VaxGen may develop and commercialize vaccine(s) against HIV; and

        WHEREAS, Genentech is willing to grant such a license to VaxGen on the terms set forth in this License and Supply Agreement.

        NOW, THEREFORE, in consideration of the mutual promises contained herein, the Parties agree as follows:

ARTICLE 1.0    CERTAIN DEFINITIONS.

        The terms defined elsewhere in this Agreement shall have the meanings specified herein. The following terms shall have the following meanings for purposes of this Agreement:

        1.1    "ADJUVANT" and "ADJUVANTS" shall mean:

               (a) the adjuvant comprised of alum (aluminum hydroxide);

               (b) the adjuvant comprised of QS-21 saponin extract, which was licensed to Genentech by Cambridge Biotech Corporation, a Delaware corporation CCBC") pursuant to that certain License and Supply Agreement between Genentech and CBC dated as of June 28, 1992 (the "QS-21 License");

               (c) the adjuvant comprised of biodegradable polylactide (lactide-co-glycolide) copolymer microspheres encapsulating the Vaccine; and/or

               (d) any fragment, derivative or variant of any of the foregoing.

        1.2 "ADMINISTRATIVE COSTS" shall mean, as to each calendar quarter, ten percent (10%) of the sum of a Party's own Marketing Costs and Sales Costs.

        1.3 "AGREEMENT" shall mean this License Agreement, including any exhibits or other


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
attachments hereto, as the same may be validly amended by the Parties from time to time.

        1.4 "ALLOCABLE OVERHEAD" shall mean costs incurred by a Party or for its account, and not reimbursed, which are attributable to a Party's supervisory, services, occupancy costs, corporate bonus (to the extent not charged directly to a department), and its payroll, information systems, human relations or purchasing functions and which are allocated to company departments based on space occupied, headcount, full-time equivalents or another activity-based method. "Allocable Overhead" shall not include any costs attributable to general corporate activities including, by way of example only, executive management, investor relations, business development, and legal and government affairs, and shall not include any costs or expenses which are reimbursed by the other Party or any third party.

        1.5 "CLINICAL VACCINE" or "CLINICAL VACCINES" shall mean: (a) the MN isolate of the Vaccine manufactured and supplied by Genentech for use by VaxGen or its sublicensees in a PLA-Enabling Clinical Trial or other clinical trial in humans in compliance with Good Manufacturing Practices at the protein concentration, formulation and fill volume produced by Genentech as part of its normal manufacturing and fill process for the Vaccine (the "FIRST GENERATION CLINICAL VACCINE"); and (b) each and every other clinical isolate, strain or other variant of the Vaccine, if any (a "VACCINE VARIANT" or "VACCINE VARIANTS"), which shall be covered by Genentech's option to manufacture and supply under Article 4 below. The First Generation Clinical Vaccine and each such Vaccine Variant (if any) are each also referred to hereinbelow singularly as a "type" of Clinical Vaccine, and collectively as the "Clinical Vaccine(s).

        1.6 "COMMERCIAL INTRODUCTION" shall mean, on a country-by-country and Licensed Product-by-Licensed Product basis, the date of first commercial sale (other than for purposes of obtaining market approval) of a Licensed Product by a Party or its sublicensees in such country.

        1.7 "COMMERCIAL VACCINE" or "COMMERCIAL VACCINES" shall mean: (a) the MN isolate of the Vaccine manufactured and supplied by Genentech in compliance with Good Manufacturing Practices at the protein concentration, formulation and fill volume produced by Genentech as part of its normal manufacturing and fill process for the Vaccine, as may be modified under such regulatory approvals as are applicable and necessary for the sale of a Licensed Product by VaxGen during the term of this Agreement (the "FIRST GENERATION COMMERCIAL VACCINE"); and (b) each and every other Vaccine Variant (as defined in Section 1.5 above), which shall be covered by Genentech's option to manufacture and supply under Article 4 below. The First Generation Commercial Vaccine and each such Vaccine Variant (if any) are each also referred to hereinbelow singularly as a "type" of Commercial Vaccine and collectively as the "Commercial Vaccine(s).

        1.8 "CONSOLIDATED TANGIBLE NET WORTH" shall mean the consolidated stockholders' equity of VaxGen and its subsidiaries, if any, determined and consolidated in accordance with generally accepted accounting principles, consistently applied, except that there shall be deducted all intangible assets of VaxGen and its consolidated subsidiaries, if any (including but not limited to goodwill, organization costs, patents, copyrights, trademarks, trade names, franchises, and licenses) and all capitalized financing costs, unamortized debt discount and expenses, deferred charges, capitalized


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research and development costs, capitalized start-up costs for equipment and facilities and capitalized interest costs.

        1.9 "COST OF SALES" shall mean (a) the cost of goods sold, defined as the Fully Burdened Manufacturing Cost of Licensed Product sold, (b) royalties owed by a Party to third parties as a result of manufacturing, use or sale of Licensed Product (except for royalties included in Fully Burdened Manufacturing Cost or reimbursed by a third party), and (c) outbound freight, customs and duties includible in this category of costs in accordance with United States generally accepted accounting principles and not reimbursed by the other Party or any third party.

        1.10 "CREDIT AGREEMENT" shall mean that certain Credit Agreement, dated as of December 19, 1995, between the Parties and related Promissory Note dated December 19, 1995.

        1.11 "DEVELOPMENT COSTS" shall mean, in every case, costs (including Allocable Overhead) incurred by a Party, and not reimbursed, as required to develop and/or obtain the authorization and/or ability to manufacture, formulate, fill, ship and/or sell a Licensed Product in commercial quantities in the Territory. "Development Costs" shall include, without limitation, the cost of studies on the toxicological, pharmacokinetic, metabolic or clinical aspects of a Licensed Product conducted internally, or by individual investigators, contract research organizations or consultants necessary for the purpose of obtaining and/or maintaining approval of a Licensed Product by a government authority in a country in the Territory, and costs for preparing, submitting, reviewing or developing data or information for the purpose of submission to a governmental authority to obtain and/or maintain approval of a Licensed Product in a country in the Territory, as well as the costs of process development scale-up and recovery (including plant costs). "Development Costs" shall also include, without limitation, the cost of research and development of Vaccine Variants (as defined in Section 1.5 above) as potential Licensed Products, including, without limitation, research relating to the immunologic and serologic properties of Vaccine Variants, cloning and expression, and research and development of processes for expression and manufacture of Clinical Vaccine(s) and/or Commercial Vaccine(s) including or consisting of Vaccine Variants. "Development Costs" shall also include, without limitation, the cost of post-approval studies in support of a Licensed Product in the Field in the Territory, and the expenses for compensation, benefits and travel and other employee-related expenses, data management, statistical designs and studies, document preparation, and other expenses associated with the clinical testing of a Licensed Product. "Development Costs" in any case shall not include any costs or expenses which are reimbursed by the other Party or any third party.

        1.12 "DISTRIBUTION COSTS" shall mean the costs (including Allocable Overhead) of a Party specifically identifiable to distribution of a Licensed Product, including, without limitation, order processing, invoicing and collection, customer services, collection of data of sales to hospitals and other end users, credit, handling returns and recalls of product, warehousing, distribution, and inventory and receivables, but in any case not any costs or expenses which are reimbursed by the other Party or any third party.

        1.13 "FDA" shall mean the United States Food and Drug Administration.


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        1.14 "FIELD OF USE" shall mean any human use of a Licensed Product for the prevention, but not the treatment, of HIV infection and/or AIDS.

        1.15 "FULLY BURDENED MANUFACTURING COST" shall mean the cost of production by Genentech of Clinical Vaccine or Commercial Vaccine or, where applicable, the cost of production by a Party of a Licensed Product, which in any case shall be comprised of the sum of (a) the manufacturing cost of goods produced as determined in accordance with United States generally accepted accounting principles as applied by Genentech (in the case of Clinical Vaccine or Commercial Vaccine) or as applied by a Party (in the case of a Licensed Product), including, without limitation, direct labor, material and product testing costs incurred in connection with the manufacture or quality control testing of such product, as well as Allocable Overhead and shipping containers,
(b) the manufacturer's allocable intellectual property licensing and acquisition costs paid to third parties which are necessary for the manufacture of such product, and (c) any other costs borne by the manufacturer for the transport, customs clearance and storage of such product (if necessary) at the request of VaxGen or its sublicensees (i.e., freight, duty, insurance, and warehousing).

        1.16 "GENENTECH REGULATORY FILINGS" shall mean, collectively, Investigational New Drug Application No. 3613 covering the IIIB isolate of the Vaccine with the Adjuvant alum, Investigational New Drug Application No. 4299 covering the MN isolate of the Vaccine with the Adjuvant alum, Master File No. 5024 covering the MN isolate of the Vaccine with the Adjuvant QS21 and without the Adjuvant alum, and Investigational New Drug Application No. 5182 coveting a skin test using the MN isolate of the Vaccine without the Adjuvant alum.

        1.17 "GOOD MANUFACTURING PRACTICES" shall mean the current Good Manufacturing Practices for Finished Pharmaceuticals pursuant to 21 C.F.R. 210 et seq., as amended from time to time.

        1.18 "LICENSED KNOWHOW" shall mean all proprietary information, methods, processes, techniques, data and biologic materials (including, without limitation, the Vaccine) which are in the possession of or controlled by Genentech presently or hereafter during the term of this Agreement, which Genentech is free to license or sublicense, and which are specific and necessary for any Licensed Product in the Field of Use or the manufacture, use or sale of any Licensed Product in the Field of Use, including, without limitation, (a) any Licensed Product that contains, incorporates or uses one or more Adjuvants, and
(b) the rights licensed to Genentech under the third- party license agreements specified in EXHIBIT A attached hereto and incorporated herein, to the extent such rights are necessary for any Licensed Product in the Field of Use or the manufacture, use or sale of any Licensed Product in the Field of Use; provided, however, that "Licensed Knowhow" shall not include any rights Genentech acquires after the Effective Date under any third-party license agreement unless and until the Parties agree in writing on binding terms and conditions for the sublicense of such rights from Genentech to VaxGen.

        1.19 "LICENSED PATENT RIGHTS" shall mean all patents and patent applications, and all patents issuing therefrom, together with all extensions, reissues, reexaminations, substitutions,


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renewals, divisions, continuations, continuations-in-part and foreign counterparts thereof or therefor, that are in the possession of or controlled by Genentech presently or hereafter during the term of this Agreement, and which Genentech is free to license or sublicense, to the extent that any of the foregoing specifically and directly relates to or claims any Licensed Product in the Field of Use or the manufacture, use or sale of any Licensed Product in the Field of Use, including, without limitation, (a) any Licensed Product that contains, incorporates or uses one or more Adjuvants, (b) the patents and patent applications listed in EXHIBIT A, and (c) the rights licensed to Genentech under the third-party license agreements specified in EXHIBIT A, to the extent that such rights are necessary for any Licensed Product in the Field of Use or the manufacture, use or sale of any licensed Product in the Field of Use; provided, however, that "Licensed Patent Rights" shall not include any rights Genentech acquires after the Effective Date under any third-party license agreement unless and until the Parties agree in writing on binding terms and conditions for the sublicense of such rights from Genentech to VaxGen.

        1.20 "LICENSED PRODUCT" shall mean any pharmaceutical formulation within the Field of Use that is based upon, contains, incorporates or uses the Vaccine (or any homolog, analog, fragment, derivative or variant of the Vaccine), whether alone or containing, incorporating or using any other substance, product, material or device (active or not), including, without limitation, one
(1) or more Adjuvants.

        1.21 "MARKETING COSTS" shall mean, in every case, the costs (including Allocable Overhead) incurred by a Party, and not reimbursed, of marketing, promotion, advertising, professional education, product-related public relations, relationships with opinion leaders and professional societies, market research, health care economic studies and other similar activities directly relating to a Licensed Product. "Marketing Costs" shall include internal costs (e.g., salaries, benefits, supplies, materials, etc.) as well as outside services and expenses (e.g., consultants, agency fees, meeting costs, etc.), in any case specifically identifiable to a Licensed Product, and costs relating to obtaining reimbursement from payers and sales and marketing data. "Marketing Costs" shall not include the costs of activities which promote a Party's business as a whole or that are not product-specific (e.g., corporate image advertising, etc.), or any costs or expenses which are reimbursed by the other Party or any third party.

        1.22 "NET PROFITS" shall mean, as to each calendar quarter, the total aggregate Net Sales in that calendar quarter less the following items for such quarter: Cost of Sales, Marketing Costs, Sales Costs, Distribution Costs, and Development Costs incurred after the first marketing approval of a Licensed Product.

        1.23 "NET SALES" shall mean, as to each calendar quarter, the aggregate gross invoiced sales prices charged for all Licensed Products sold by a Party and its sublicensees hereunder, after deduction of the following items paid by a Party or its sublicensees during such calendar quarter with respect to such sales of Licensed Products (regardless of the calendar quarter in which such sales were made), provided and to the extent that such items are incurred, were included in the price charged, and do not exceed reasonable and customary amounts in the market in which such sales occurred:


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(a) trade and quantity discounts or rebates actually taken and allowed; (b)
credits or allowance given or made for rejection or return of, and for uncollectible amounts on, previously sold Licensed Products or for retroactive price reductions; (c) any tax, duty or government charge (including any tax such as a value added or similar tax or government charge, but not including any income tax) levied on the sale, transportation or delivery of a Licensed Product and borne by the seller thereof without reimbursement from any third party; and
(d) any charges for freight or insurance directly related to distribution of a Licensed Product. The sale of a Licensed Product shall be deemed to occur on the earlier of (i) the date the product is shipped or (ii) the date of the invoice to the purchaser of the product.

        1.24 "PLA-ENABLING CLINICAL TRIAL" shall mean a study in humans of the efficacy and safety of a Licensed Product which is prospectively designed to demonstrate statistically whether the Licensed Product is effective for use in a particular indication in a manner sufficient to obtain regulatory approval to market that Licensed Product.

        1.25 "PRIVATE PLACEMENT" shall mean the initial private financing by VaxGen after its sales of founder's stock to Genentech and other founding stockholders.

        1.26 "SALES COSTS" shall mean, in every case, the costs (including Allocable Overhead) of a Party specifically identifiable to the sales of a Licensed Product in the Territory, including, without limitation, costs associated with sales representatives, including training, compensation, benefits and travel, supervision, sales meetings and other sales expenses. "Sales Costs" shall not include the startup costs associated with a Party's sales force, including recruiting, relocation and other similar costs, or any costs or expenses which are reimbursed by the other Party or any third party.

        1.27 "STOCK AGREEMENTS" mean, collectively, (a)-that certain Stock Subscription Agreement, dated as of March 15, 1996, between the Parties, (b) that certain Warrant Agreement, dated as of March 15, 1996, between the Parties, and (c) any and all future agreements entered into between the Parties with respect to the acquisition by Genentech of additional shares of stock or securities of VaxGen (including, without limitation, in the Private Placement).

        1.28 "TERRITORY" shall mean the world.

        1.29 "VACCINE" shall mean the recombinant HIV surface glycoprotein gp 120 developed by Genentech.

ARTICLE 2.0 LICENSE GRANT.

        2.1 LICENSE GRANT. Subject to the other terms and conditions of this Agreement (including, with out limitation, Section 3.4, Article 4 and Article 10 below), Genentech hereby grants to VaxGen an exclusive license, even as to Genentech, under the Licensed Patent Rights and Licensed Knowhow to develop, make, have made, use and sell Licensed Products in the Field of Use in the Territory; provided, however, that Genentech retains the right under the Licensed Patent Rights and


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Licensed Knowhow, and to all improvements to the Licensed Patent Rights or
Licensed Knowhow that are solely or jointly owned by VaxGen (under Section 6.1 below), to perform research, including but not limited to research and development of Clinical Vaccines for VaxGen, and to use Licensed Products for such research purposes, and Genentech also retains manufacturing and marketing rights to the extent set forth in Section 3.4 and Article 4 below.

        2.2 SUBLICENSES. Provided Genentech has not timely exercised its rights under Section 3.4 below, and not earlier than the later of (a) the time period during which Genentech may exercise its rights under Section 3.4 below or (b) ninety one (91) days after notice from VaxGen to Genentech the first filing for market approval of a Licensed Product in the Field of Use with the FDA, VaxGen may grant-sublicenses of its rights hereunder on thirty (30) days' prior notice to Genentech, subject in any case to Genentech's prior approval (which shall not be unreasonably withheld). Any sublicensee hereunder shall be subject to all obligations of VaxGen hereunder, and VaxGen hereby guarantees to Genentech the performance by any and all of its sublicensees of the obligations of VaxGen hereunder.

ARTICLE 3.0 PRODUCT DEVELOPMENT AND COMMERCIALIZATION.

        3.1 TECHNOLOGY TRANSFER AND SERVICES TO VAXGEN.

               (a) Subject to the other terms and conditions of this Agreement (including, without limitation, Article 10), VaxGen shall have the right to require Genentech to transfer the Licensed Knowhow and Genentech Regulatory Filings to VaxGen as provided in this Section 3.1(a). VaxGen may reasonably request transfers by Genentech at any time during the Term of this Agreement, provided that VaxGen has closed a Private Placement raising aggregate gross proceeds of at least Twenty Million Dollars ($20,000,000) for VaxGen's business operations:

                      (i) At VaxGen's expense, Genentech shall provide VaxGen with the proprietary information, data and biologic materials listed in EXHIBIT B attached hereto and incorporated herein.

                      (ii) At VaxGen's expense, Genentech shall provide VaxGen with a complete copy of each of the Genentech Regulatory Filings, and shall take such other steps as may be required on the part of Genentech under such applicable laws and regulations to assign such Genentech Regulatory Filings to VaxGen or consent to VaxGen's reference thereto, at Genentech's option. At its own expense, VaxGen promptly shall submit to the FDA all such forms, assurances, information and other documentation required on the part of VaxGen under such applicable laws and regulations to effectuate such assignment to or reference by VaxGen, including, without limitation, amendment of the Genentech Regulatory Filings to reflect new ownership and submission of Forms FDA 1571 on the new medical monitor for such Genentech Regulatory Filings;


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               (b) In addition, the Parties shall agree upon and enter into a separate agreement ("SERVICES AGREEMENT") whereby Genentech shall provide VaxGen with various support services agreed on by the Parties, at VaxGen's expense, including, without limitation, biostatistical support, regulatory advice and support relating to clinical and manufacturing matters and submissions to and approvals by the FDA and other agencies, office space and administrative support at Genentech for Dr. Don Francis, and research and process science support (including DNA sequencing of HIV isolates from vaccinated subjects in clinical trials).

        3.2 DUE DILIGENCE. During the term of this Agreement, VaxGen shall use due diligence in developing, seeking regulatory approval for, marketing of and commercializing Licensed Products in the Field of Use in the Territory. For purposes of this Agreement, such "due diligence" shall mean that the development and commercialization of Licensed Products shall be VaxGen's sole business goal, with an expenditure of time, effort and funding that is commensurate with such goal. As an objective measure of such due diligence efforts, VaxGen agrees to the binding development milestones set forth in Section 3.3 below. Except as otherwise provided in Sections 3.4 and Article 4 of this Agreement, VaxGen shall be responsible for all aspects and costs of development and commercialization of Licensed Products under this Agreement, including, without limitation, the conduct of pre-clinical and clinical trials, regulatory filings, marketing applications and approvals, and post-approval studies. The Parties shall consult and agree upon (a) which Party is responsible for preparation and regulatory submission of all or part of an establishment site license application, product license application or equivalent application(s) under laws or regulations of the FDA or comparable foreign agencies, with respect to the manufacture of Commercial Vaccine by Genentech for VaxGen and its sublicensees, as well as (b) which Party shall hold any such establishment, product or other regulatory license(s) and other matters relating to manufacturing and commercialization arrangements hereunder.

        3.3 MILESTONES.

               (a) VaxGen agrees to perform the development milestones (each singularly a "MILESTONE" and collectively the "MILESTONES") set forth by the dates hereinbelow, and shall notify Genentech promptly in writing upon achievement of each Milestone:

                        MILESTONE                               DATE
                        ---------                               ----
        Treatment of first patient in a PLA-         Not later than twelve (12)
        Enabling Clinical Trial for use of a         months after the closing of
        Licensed Product in the Field of Use         the Private Placement

        Filing for first market approval of          Not later than five (5) years after
        a Licensed Product in the Field              the closing of the Private Placement
        of Use with the FDA


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               (b) In connection with VaxGen's development and commercialization of Licensed Products pursuant to this Agreement, commencing approximately ninety
(90) days after the Effective Date, and thereafter semi-annually on or about each January 1 and July 1 of the term of this Agreement, VaxGen shall supply Genentech with a brief but complete report on VaxGen's and its sublicensees' development and commercialization programs for all Licensed Products in the Field of Use in the Territory, which shall describe VaxGen's (and its sublicensee's) progress in such programs in the prior six (6) months and planned programs for the upcoming six (6) months. Each report shall include, for the twelve (12)-month period it covers, (a) a summary of VaxGen's previous and planned development efforts for each indication or use, including each clinical trial, regulatory filing, application and approval with respect to Licensed Products that VaxGen (or its sublicensees) have performed, sought or obtained or will perform, seek or obtain, and (b) a summary of VaxGen's previous and planned commercialization efforts for each indication and use. VaxGen will cooperate as reasonably requested by Genentech in its review of each report, and in connection therewith Genentech, shall have the right to visit VaxGen's or its sublicensee's facilities, examine their records, discuss matters with key officers and employees, and comment on Such development plans. At Genentech's request during the term of this Agreement, the Parties shall meet to discuss such development and commercialization plans; provided, however, that such meetings shall not occur more frequently than semi-annually unless VaxGen agrees otherwise.

               (c) If VaxGen is unable to meet any Milestone due to (i) issues raised by the FDA that are not within VaxGen's control and could not have been reasonably anticipated by VaxGen, (ii) the occurrence of a serious and unexpected adverse experience (as defined in 21 C.F.R. Section 312.32), the principal cause of which is Clinical Vaccine and/or Commercial Vaccine manufactured and supplied by Genentech under Article 4, and/or (iii) an event solely within Genentech's control, including, without limitation, material delay in the performance by Genentech of any of its material obligations hereunder (e.g., the transfer of technology, regulatory filings, data or materials to VaxGen hereunder), then VaxGen may notify Genentech in writing of such inability and request an extension of time to complete the applicable Milestone. Provided that VaxGen can demonstrate to Genentech's reasonable satisfaction that the reason(s) for such inability to meet the applicable Milestone are solely as set forth in clauses (i), (ii) and/or (iii) above, Genentech and VaxGen shall agree in good faith on a new Milestone date (subject, however, to the two (2)-year limit under Section 3.3(e) below). VaxGen shall not be entitled to request or receive an extension of any Milestone that is not met due to any reason(s) other than those set forth in clauses (i) through (iii) above, except in Genentech's sole and absolute discretion. In connection with any request by VaxGen for an extension hereunder, if VaxGen and Genentech cannot agree on the reason(s) for such inability to meet any Milestone, the need for such an extension or the appropriate duration of such extension, then such matter(s) (and only such matter(s)) shall be referred to a committee of three (3) clinical investigators for resolution. Such committee shall consist of a clinical investigator selected by each of Genentech and VaxGen who shall not be an employee of either and who shall have at least five (5) years' experience in conducting clinical investigations. The two (2) investigators so selected shall promptly select a third mutually agreeable investigator with like qualifications. The committee shall render a written opinion to the Parties, within thirty (30) days after selection of the third investigator, regarding the matter(s) at issue. Each Party agrees to be bound by such written opinion. Each Party shall separately indemnify and hold harmless each member of the committee from any and all claims, actions, liabilities, damages and expenses asserted against or incurred by him or her as a result of providing his or her services pursuant to this
Section 3.3.

               (d) Any disputes between the Parties hereunder that are not matter(s) for resolution by the committee to be appointed under Section 3.3(c) above shall be resolved in accordance with Section 11.5 below; provided, however, that VaxGen shall have the burden of demonstrating its due diligence hereunder. Subject to the foregoing, VaxGen's failure to exercise due diligence hereunder, including, without limitation, its failure to meet a Milestone (or a Milestone as extended in accordance with Section 3.3(c) above), shall be considered a material default by VaxGen of this Agreement, giving Genentech the right, in its sole discretion, to elect to convert VaxGen's exclusive license hereunder to a non-exclusive license to VaxGen, effective thirty (30) days after notice from Genentech to VaxGen, unless VaxGen shall have cured its default (including, where VaxGen has failed to meet a Milestone, meeting such Milestone within such thirty (30)-day period).

               (e) Notwithstanding the foregoing or any other term of this Agreement (and without the need to resort to Section 11.5 below), if VaxGen has not met a Milestone (whether or not extended) within two (2) years after the original date for such Milestone as set forth in Section 3.3 (a) above as of the Effective Date, then Genentech shall have the right, in its sole discretion, to terminate this Agreement under Section 10.2 below, effective on thirty (30) days' prior notice from Genentech to VaxGen, unless VaxGen shall have met such Milestone within such thirty (30)-day period. The two (2) year limit set forth herein may be waived only in Genentech's sole and absolute discretion.

        3.4 SALE OF LICENSED PRODUCTS BY GENENTECH. Subject to the other terms and conditions of this Agreement (including, without limitation, Article 10), VaxGen hereby grants to Genentech an exclusive option, exercisable in Genentech's sole discretion, to exclusive marketing and sale rights to all Licensed Products throughout the Territory on the following terms and conditions:

               (a) VaxGen shall notify Genentech promptly of the occurrence of VaxGen's first filing, if any, with the FDA for market approval of Licensed Product. Such notice from VaxGen shall include a detailed calculation of the aggregate total of VaxGen's Development Costs through the date of such notice for such first Licensed Product, and a copy of the application for marketing approval filed with the FDA. Genentech's option hereunder must be exercised in a notice of exercise from Genentech to VaxGen within ninety (90) days after such notice (if any) from VaxGen to Genentech. Genentech shall have the right to review the filed application with VaxGen and to audit VaxGen's Development Costs in accordance with Section 5.3 below, and the ninety (90)-day period for exercise of the option shall be extended by the number of days to completion of the audit of Development Costs (if any). If Genentech does elect to exercise its option hereunder, its notice of exercise to VaxGen shall be accompanied by payment to VaxGen of an option fee (the "Option Fee") equal to thirty three percent (33%) of the aggregate total of VaxGen's Development Costs for such first Licensed Product through such date (subject to Section 5.3 below). Genentech's license to use and sell Licensed Products hereunder shall become and remain effective automatically upon such notice and payment from Genentech to VaxGen as provided for herein, subject to the other terms of this Agreement.

               (b) If Genentech timely exercises its option hereunder, Genentech shall have an exclusive license (even as to VaxGen) under the Licensed Patent Rights and Licensed Knowhow, to all improvements to the Licensed Patent Rights or Licensed Knowhow that are solely or jointly owned by VaxGen (under Section
6.1 below), and to any other intellectual proprietary or proprietary information of VaxGen that is within the Field of Use, to use, market and sell all Licensed Products throughout the Territory during the term of this Agreement, with no further consideration other than the Option Fee and sharing of Net Profits from sales of such Licensed Products as provided below in this Section 3.4. Genentech may sublicense its rights under this Section 3.4, effective upon notice to VaxGen

               (c) If Genentech timely exercises its option hereunder, thereafter during the term of this Agreement commencing if and when the FDA approves the filing for market approval of the first Licensed Product, Genentech shall use due diligence in marketing and selling Licensed Products that receive approval for marketing in the Territory. For purposes of this Agreement, such "due diligence" shall mean the maximum commercial effort consistent with Genentech's prudent business judgment, and consistent with the market potential of Licensed Products relative to other products in Genentech's commercial portfolio. In connection with the foregoing, within thirty (30) days after Genentech's notice of exercise of its option under Section 3.4(a) above, the Parties will establish a joint development and commercialization committee (the "COMMERCIALIZATION COMMITTEE"), to be comprised of two (2) representatives appointed and replaced by each Party. Such representatives will include individuals with expertise and responsibilities in the areas of product development and marketing, sales management or market research. The Commercialization Committee will meet as requested by either Party by notice to the other Party (but in any event not more frequently than semi-annually), at such times and locations as are reasonably acceptable to the Parties. The Commercialization Committee shall monitor and review the development and commercialization of all Licensed Products and the Development Costs associated therewith. The Commercialization Committee shall also monitor and review the marketing and sale of Licensed Products by Genentech (and its sublicensees) under this Section 3.4 (including, without limitation, annual marketing and sales budgets, annual forecasts of sales and marketing plan, product positioning and campaign strategies, pricing, managed care contract strategies and trademarks). In addition, if VaxGen notifies Genentech that VaxGen believes, in good faith, that Genentech is falling to exercise due diligence hereunder in a specified portion or portion(s) of the Territory, the Commercialization Committee shall review Genentech's due diligence hereunder. The Commercialization Committee will operate by consensus, and if it is unable to resolve a dispute regarding any issue presented to it, such dispute shall be resolved in accordance with Section 11.5 below; provided, however, that VaxGen shall have the burden of demonstrating Genentech's lack of due diligence hereunder. Subject to the foregoing, Genentech's failure to exercise due diligence hereunder shall be considered a material default by Genentech of this Agreement, giving VaxGen the right, in its sole discretion, to elect to convert Genentech's exclusive license to a non-exclusive license to Genentech, effective thirty (30) days after notice from VaxGen to Genentech unless Genentech shall have cured its default within such thirty

(30)-day period. The Commercialization Committee (if any) automatically will cease to operate upon the expiration of the term of this Agreement.

               (d) If Genentech timely exercises its option hereunder, Genentech and VaxGen thereafter shall share in the Net Profits in the Territory as follows:

                      (i) to Genentech, seventy percent (70%) of the Net Profits in the United States;

                      (ii) to VaxGen, thirty percent (30%) of the Net Profits in the United States;

                      (iii) to Genentech, thirty percent (30%) of the Net Profits outside the United States; and

                      (iv) to VaxGen, seventy percent (70%) of the Net Profits outside the United States.

        Notwithstanding the foregoing, if Genentech does not participate in the development, manufacture of funding of any Clinical Vaccine other than the First Generation Clinical Vaccine prior to the date that the Option Fee is due under
Section 3.4(a) above, the Parties shall share Net Profits throughout the Territory on an equal basis (with fifty percent (50%) of such Net Profits to each Party).

               (e) In connection with the sharing of Net Profits contemplated under this Section 3.4, within thirty (30) days after Genentech's notice of exercise of its option under Section 3.4(a) above, the Parties will establish a joint finance committee (the "FINANCE COMMITTEE"), to be comprised of two (2) representatives appointed and replaced by each Party. Such representatives will include individuals with expertise and responsibilities in the areas of accounting, cost allocation, budgeting or financial reporting. The Finance Committee will meet as requested by either Party by notice to the other Party (but in any event not more frequently than semi-annually), at such times and locations as are reasonably acceptable to the Parties. The Finance Committee will operate by consensus, and if it is unable to resolve a dispute regarding any issue presented to it, such dispute shall be resolved in accordance with Section 11.5 below. The Finance Committee shall address the financial, budgeting and accounting issues which arise in connection with the sharing of Net Profits contemplated under Section 3.4(d) above (including, without limitation, the Parties' respective cost structures and generally acceptable accounting practices and other practical aspects of implementation of the terms of this Agreement). The Finance Committee (if any) automatically will cease to operate upon the expiration of the term of this Agreement.

               (f) After the expiration of the term of this Agreement, provided that Genentech has timely exercised its option under this Section 3.4, Genentech shall have a perpetual, fully paid-up, non-exclusive license under all improvements to the Licensed Patent Rights or Licensed Knowhow that are solely or jointly owned by VaxGen (under Section 6.1 below), to make, have made, use and sell Licensed Products in the Territory.

ARTICLE 4.0 MANUFACTURE AND SUPPLY.

        4.1 FIRST GENERATION CLINICAL VACCINE. In developing and commercializing Licensed Products hereunder, VaxGen contemplates conducting one (1) or more PLA-Enabling Clinical Trials including the First Generation Clinical Vaccine (as defined in Section 1.5). Subject to the other terms and conditions of this Agreement, Genentech shall supply VaxGen with First Generation Clinical Vaccine for such PLA-Enabling Clinical Trials as set forth in this Section 4.1:

               (a) VaxGen shall notify Genentech of the amount of First Generation Clinical Vaccine that is needed by VaxGen for use in one (1) or more PLA-Enabling Clinical Trials of the First Generation Clinical Vaccine. VaxGen's notice must be sent at least six (6) months before the starting date of the earliest such clinical trial to be conducted (and in any event before VaxGen files its first application for market approval of a Licensed Product in the Territory), and shall specify each such clinical trial, its starting date and what estimated amount(s) of First Generation Clinical Vaccine will be needed for it. VaxGen shall provide Genentech with additional information as reasonably requested.

               (b) Within twenty (20) days after VaxGen's notice under clause
(a), Genentech shall notify VaxGen of what amounts (if any) of previously manufactured First Generation Clinical Vaccine Genentech has available that will comply with the stability standards and other suitability criteria for use in such clinical trial(s). Genentech shall supply such previously manufactured First Generation Clinical Vaccine to VaxGen for use in such clinical trial(s) without charge for manufacturing costs incurred before the Effective Date with respect to such previously manufactured First Generation Clinical Vaccine, but VaxGen shall reimburse Genentech for all costs and expenses incurred by Genentech after the Effective Date to supply it hereunder, including, without limitation, the costs and expenses for vialing and labeling, quality control testing, record keeping, regulatory filings and responsibilities, and delivery. VaxGen shall be entitled to have a third party perform quality control testing of previously manufactured First Generation Clinical Vaccine supplied hereunder if Genentech is unable to do so on a timely basis or at a price competitive with such third party's services.

               (c) To the extent Genentech cannot supply previously manufactured First Generation Clinical Vaccine to VaxGen under clause (b) above, but subject to the other terms and conditions of this Agreement, Genentech shall be obligated to manufacture and supply VaxGen with the remaining amount of First Generation Clinical Vaccine needed by VaxGen for use in the PLA-Enabling Clinical Trial(s) specified by VaxGen in its notice under clause (a) above, provided that notwithstanding the foregoing Genentech's manufacture and supply obligation hereunder shall not exceed ten (10) grams of bulk First Generation Clinical Vaccine, and Genentech shall have no further obligation hereunder after the date VaxGen files its first application for market approval of a Licensed Product in the Territory. The cost to VaxGen for such manufacture and supply hereunder shall equal

Genentech's Fully Burdened Manufacturing Cost. VaxGen shall be entitled to have a third party perform fill and finish and/or quality control testing of First Generation Clinical Vaccine supplied hereunder if Genentech is unable to do so on a timely basis or at a price competitive with such third party's services, and in such case Genentech's Fully Burdened Manufacturing Cost to VaxGen shall be adjusted as appropriate.

        4.2 NEWLY MANUFACTURED CLINICAL VACCINE(S). In developing and commercializing Licensed Products hereunder, VaxGen contemplates conducting one
(1) or more PLA-Enabling Clinical Trials and other human clinical trials including Vaccine Variants (as defined in Section 1.5) and/or First Generation Clinical Vaccine. Subject to the other terms and conditions of this Agreement, Genentech shall supply VaxGen with up to two (2) Vaccine Variants as Clinical Vaccines for PLA-Enabling Clinical Trails, and beyond its supply obligations under Section 4.1 and this Section 4.2, Genentech shall have an exclusive option hereunder to manufacture and supply VaxGen (for itself and its sublicensees) with additional First Generation Clinical Vaccine and/or Vaccine Variants, all as set forth in this Section 4.2:

               (a) VaxGen shall notify Genentech of all of the Vaccine Variants selected by VaxGen as Clinical Vaccine(s) for one (1) or more PLA-Enabling Clinical Trials of a Licensed Product. VaxGen's notice must be sent at least six
(6) months before the starting date of the earliest such clinical trial to be conducted (and in any event before VaxGen files its first application for market approval of a Licensed Product in the Territory), and shall specify each such clinical trial, its starting date and what estimated amount(s) of which Vaccine Variants will be needed for it. VaxGen shall provide Genentech with additional information as reasonably requested. Subject to the other terms and conditions of this Agreement, Genentech shall be obligated to manufacture and supply VaxGen with up to two (2) Vaccine Variants as Clinical Vaccines for VaxGen for use in the PLA-Enabling Clinical Trial(s) specify by VaxGen in its notice hereunder, provided that notwithstanding the foregoing Genentech's manufacture and supply obligation hereunder shall not exceed 10 grams of bulk Vaccine Variant for each Vaccine Variant (or 20 grams total for both Vaccine Variants), and Genentech shall have no further obligation hereunder after the date VaxGen files its first application for market approval of a Licensed Product in the Territory. The cost to VaxGen for such manufacture and supply hereunder shall equal Genentech's Fully Burdened Manufacturing Cost. VaxGen shall be entitled to have a third party perform fill and finish and/or quality control testing of First Generation Clinical Vaccine supplied hereunder if Genentech is unable to do so on a timely basis or at a price competitive with such third party's services, and in such case Genentech's Fully Burdened Manufacturing Cost to VaxGen shall be adjusted as appropriate.

               (b) To the extent VaxGen (for itself or its sublicensees) requires any amounts of any Clinical Vaccine (including any First Generation Clinical Vaccine and any Vaccine Variants) in excess of Genentech's manufacture and/or supply obligations under Sections 4.1 or 4.2(a) above, for use in any PLA-Enabling Clinical Trial(s) or any other human clinical trial(s) in the Territory, Genentech shall have an exclusive option under this Section 4.2(b) to manufacture and supply VaxGen (for itself and its sublicensees) with any such Clinical Vaccine. The cost to VaxGen for such manufacture and supply hereunder shall be Genentech's Fully Burdened Manufacturing Cost applicable to the type(s) of Clinical Vaccine being delivered. The Parties have further agreed as follows:

                      (i) The option shall be exercisable by Genentech on a case by case basis for the First Generation Clinical Vaccine and/or for each Vaccine Variant that VaxGen (or any of its sublicensees) desires to test in a human clinical trial.

                      (ii) VaxGen shall notify Genentech when VaxGen (or any of its sublicensees) desires to obtain the first mount of a given type of Clinical Vaccine (other than under Section 4.1 above) for use in any PLA-Enabling Clinical Trial or other human clinical trial of a Licensed Product under this Agreement. VaxGen's notice must be sent at least twelve (12) months before the starting date of the earliest clinical trial to be conducted, and shall specify each clinical trial and its starting date, each type of Clinical Vaccine needed, and what estimated amounts of it will be needed for each clinical trial. VaxGen shall provide Genentech with additional information as reasonably requested.

                      (iii) Within forty five (45) days after VaxGen's notice, for each type of Clinical Vaccine specified in VaxGen's notice, Genentech must notify VaxGen if Genentech is able and willing to manufacture and supply it. Genentech may not elect to manufacture and supply First Generation Clinical Vaccine or any Vaccine Variant hereunder unless Genentech can demonstrate to the Parties' mutual and reasonable satisfaction that Genentech's manufacture and supply can be undertaken on a cost effective basis compared to potential third party suppliers.

                      (iv) Each time (if any) that Genentech elects to manufacture and supply a given type of Clinical Vaccine under this Section 4.2, it shall be entitled to supply one hundred percent (100%) of the requirements of VaxGen and its sublicensees of such type so elected, subject to the other terms and conditions of this Agreement and the Supply Agreement (as defined in Section
4.5 below). Notwithstanding the foregoing, VaxGen shall be entitled to have a third party perform fill and finish and/or quality control testing of Clinical Vaccine supplied hereunder if Genentech is unable to do so on a timely basis or at a price competitive with such third party's services, and in such case Genentech's Fully Burdened Manufacturing Cost charged to VaxGen shall be adjusted as appropriate.

        4.3 NEWLY MANUFACTURED COMMERCIAL VACCINE(S). In addition to any Clinical Vaccine supplied by Genentech under Sections 4.1 or 4.2 above, Genentech shall have an exclusive option under this Section 4.3 to manufacture and supply VaxGen (for itself and its sublicensees) with newly manufactured First Generation Commercial Vaccine (as defined in Section 1.7) and/or one (1) or more Vaccine Variants for any Licensed Product for commercial sale in the Territory. The cost to VaxGen for such manufacture and supply hereunder shall be Genentech's Fully Burdened Manufacturing Cost applicable to the type(s) of Commercial Vaccine being delivered. The Parties have agreed further as follows:

               (a) The option shall be exercisable on a case by case basis for the First Generation Commercial Vaccine and/or for each Vaccine Variant for any Licensed Product for commercial sale.

               (b) VaxGen shall notify Genentech when VaxGen (or any of its sublicensees) desires to obtain the first lot of a given type of Commercial Vaccine for a Licensed Product for commercial sale. VaxGen's notice must be sent at least eighteen (18) months before the date of

Commercial Introduction of the Licensed Product, and shall specify the date of Commercial Introduction, each type of Commercial Vaccine needed, and what estimated amounts of it will be needed for the first year after Commercial Introduction. VaxGen shall provide Genentech with additional information as reasonably requested.

               (c) Within forty five (45) days after VaxGen's notice under clause (b) above, for each type of Commercial Vaccine specified in VaxGen's notice, Genentech must notify VaxGen if Genentech is able and willing to manufacture and supply it. If the type of Commercial Vaccine is a Vaccine Variant, Genentech may not elect to manufacture and supply hereunder unless Genentech can demonstrate to the Parties' mutual and reasonable satisfaction that Genentech's manufacture and supply can be undertaken on a cost effective basis compared to potential third party suppliers; provided, however, that such cost-effectiveness is presumed and need not be demonstrated for the First Generation Commercial Vaccine.

               (d) Each time (if any) that Genentech elects to manufacture and supply a given type of Commercial Vaccine under this Section 4.3, it shall be entitled to supply one hundred percent (100%) of the requirements of VaxGen and its sublicensees of such type so elected, subject to the other terms and conditions of this Agreement and the Supply Agreement (as defined in Section 4.5 below). Notwithstanding the foregoing, VaxGen shall be entitled to have a third party perform fill and finish and/or quality control testing of Commercial Vaccine supplied hereunder if Genentech is unable to do so on a timely basis or at a price competitive with such third party's services, and in such case Genentech's Fully Burdened Manufacturing Cost charged to VaxGen shall be adjusted as appropriate.

        4.4    ALTERNATE SUPPLY.

               (a) In any case where Genentech elects not to manufacture and supply a given type of Clinical Vaccine or Commercial Vaccine under Sections 4.2 or 4.3 above (including if Genentech elects to manufacture and supply a given type of Clinical Vaccine under Section 4.2 above but elects not to manufacture and supply that same type of Commercial Vaccine under Section 4.3 above), VaxGen shall have the right to require Genentech, at VaxGen's expense, to transfer the Licensed Patent Rights and Licensed Knowhow necessary for the manufacture and supply of such type of Clinical Vaccine or Commercial Vaccine to VaxGen. In connection with such transfer: (i) VaxGen automatically shall have a right and license hereunder and under Section 2.1 above to make such type of Clinical Vaccine or Commercial Vaccine; (ii) VaxGen shall be entitled to arrange for such manufacture and supply with alternative supplier(s) at VaxGen's expense, and in connection therewith may sublicense its right and license hereunder to such alternate supplier(s), subject to Section 2.2 above; and (iii) VaxGen shall not owe Genentech the Fully Burdened Manufacturing Cost for such alternate manufacture and supply, but the other terms of this Agreement (including the royalty and profit-sharing provisions) shall continue to apply. In any case where cost effectiveness as required under Sections 4.2(c) or 4.3(c) above cannot be demonstrated for a given type of Clinical Vaccine or Commercial Vaccine, the foregoing provisions of this Section 4.4(a) shall also apply, provided that VaxGen (for itself and/or its sublicensees) shall be entitled to arrange for manufacture and supply only with alternate supplier(s) more cost effective than Genentech.

               (b) If Genentech fails to supply any type of Clinical Vaccine or Commercial

Vaccine requested by VaxGen hereunder on a timely basis in accordance with this Agreement and the Supply Agreement, and such failure continues uncured for at least twelve (12) months, VaxGen shall have the right to require Genentech, at Genentech's expense, to transfer the Licensed Patent Rights and Licensed Knowhow necessary for the manufacture and supply of such type of Clinical Vaccine or Commercial Vaccine to VaxGen. In connection with such transfer: (i) VaxGen automatically shall have a right and license hereunder and under Section 2.1 above to make or have made such type of Clinical Vaccine or Commercial Vaccine; (ii) VaxGen shall be entitled to arrange for such manufacture and supply with alternative supplier(s) at VaxGen's expense, and in connection therewith may sublicense its right and license hereunder to such alternative supplier(s), not subject to Section 2.2 above (provided that VaxGen shall notify Genentech of any such alternative supplier(s) or sublicense(s)); and (iii) VaxGen shall not owe Genentech the Fully Burdened Manufacturing Cost for such type of Clinical Vaccine or Commercial Vaccine, but the other terms of this Agreement (including the royalty and profit-sharing provisions) shall continue to apply.

               (c) Except to the extent otherwise provided in Sections 4.4(a) or
(b) above, Genentech shall have no obligation to transfer any Licensed Patent Rights, Licensed Knowhow or other technology relating to manufacture of Clinical Vaccine and/or Commercial Vaccine to VaxGen or any of its sublicensees or any other third party. Genentech's rights, obligations and potential obligations to manufacture and supply under this Agreement extend to Clinical Vaccine and Commercial Vaccine, but do not include or cover any Adjuvants or any other components (whether active or not) of any Licensed Product.

        4.5 SUPPLY AGREEMENT. In anticipation of Genentech supply under Section
4.1 above, the Parties shall agree upon and enter into a separate supply agreement ("Supply Agreement") setting forth the Parties' understandings with respect to forecasting of expected requirements, ordering, scheduling of manufacture and delivery, quality control testing, invoicing and payment, record keeping, and regulatory responsibilities (including, without limitation, which Party is responsible for preparation and regulatory submission of all or part of an establishment site license application, product license application or equivalent application(s) under laws and regulations of the FDA or comparable foreign agency, with respect to the manufacture of any Commercial Vaccine by Genentech hereunder, which Party shall hold any such establishment, product or other regulatory license(s), and other matters relating to manufacturing arrangements hereunder). The Supply Agreement may be amended as mutually agreed upon by the Parties in connection with the implementation of any Genentech manufacture and supply under Sections 4.2 or 4.3 above, or alternative supply under Section 4.4 above.

ARTICLE 5.0 PAYMENTS AND ACCOUNTING RECORDS.

        5.1 ROYALTIES. In consideration for the license granted to VaxGen hereunder by Genentech, VaxGen shall pay royalties to Genentech as set forth hereinbelow in connection with sales of each Licensed Product by VaxGen or its sublicensees, unless Genentech has elected to exercise its worldwide marketing rights with respect to Licensed Products under Section 3.4 above (in which case the Parties will share Net Profits as specified therein). If elected by Genentech, royalties shall be payable to Genentech on all Net Sales of Licensed Products in all countries within the Territory by VaxGen and its sublicensees. Such royalties shall equal (a) twenty five percent (25%) of aggregate total Net Sales of such Licensed Product in such country by VaxGen and its sublicensees, provided that any Commercial Vaccine component of such Licensed Product has been manufactured and supplied by Genentech hereunder, and
(b) fifteen percent (15%) of aggregate total Net Sales of such Licensed Product in such country by VaxGen and its sublicensees if clause (a) does not apply. Such royalties shall be payable to Genentech for any product that is a "Licensed Product" under this Agreement, and the Parties intend and agree that such royalties will not increase in the event of issuance of a valid patent included within the Licensed Patent Rights. The intellectual property licensed to VaxGen pursuant to this Agreement includes substantial Licensed Knowhow. There can be no assurance that any patent will issue based on any patent applications within the Licensed Patent Rights.

        5.2 PAYMENTS AND REPORTS. Royalties owed by VaxGen to Genentech under this Agreement, or, if applicable, profit-sharing amounts owed by Genentech to VaxGen under Section 3.4 above, with respect to any Licensed Product shall accrue during each calendar quarter (or portion thereof) during the term of this Agreement after the Commercial Introduction of such Licensed Product, and shall be due and payable for such calendar quarter within sixty (60) days after the end of such quarter. VaxGen shall calculate the royalties owed or, if applicable, Genentech shall calculate the profit-sharing owed, in any case in accordance with and subject to the terms and conditions of this Agreement. Each Party shall remit any such payment due to the other Party hereunder by bank wire transfer in immediately available funds to a bank account designated by the Party to whom such payment is owed, in any case free and clear of any taxes, duties, levies, fees or charges thereon, and the Party remitting such payment shall make any applicable withholding payments due on behalf of the other Party and provide the other Party with written documentation of such withholding. For sales of any Licensed Product that occur in a currency other than United States dollars ("FOREIGN CURRENCY SALES"), the quarterly payment shall be calculated as follows:

        {A/B}xC = United States dollars royalty or profit-sharing payment on foreign currency sales, where

        A  =   foreign currency "Net Sales" or "Net Profits" per quarter,

        B  =   foreign exchange conversion rate, expressed in local currency per United States dollar (using as the applicable foreign exchange conversion rate the rate published in the Wall Street
               Journal, or any other source mutually agreed upon by the Parties, for the last business day of the applicable calendar quarter);
               and

        C  =   the royalty rate or profit-sharing percentage applicable to such sales under this Agreement.

        Together with any royalty payment or profit-sharing payment on sales of Licensed Products under this Agreement, remitting Party shall render to the other Party an accounting for such calendar quarter showing (i) total gross sales and total Net Sales by the remitting Party and its sublicensees in the currency in which such Net Sales were made, (ii) total gross profits and Net Profits by the remitting Party and its sublicensees in currency in which such Net Profits were made, and (iii) a Licensed

Product-by-Licensed Product and country-by-country calculation of the aggregate total of royalty and/or profit-sharing mounts payable with respect to all such sales of Licensed Products (including, in the case of foreign currency sales, the calculations set forth hereinabove).

        5.3 VAXGEN ACCOUNTING RECORDS. VaxGen shall keep full, true and accurate books of account containing all particulars which may be necessary for the purpose of showing Net Sales of all Licensed Products by VaxGen and its sublicensees, and, in case Genentech exercises its option trader Section 3.4 above, showing VaxGen's Development Costs for the first Licensed Product. VaxGen's complete books of account and supporting data therefor shall be kept at its principal place of business for at least three (3) years following the end of the calendar year to which they pertain (and access shall not be denied thereafter, if reasonably available), and shall be made available for inspection and copying during regular business hours by an independent accountant retained by Genentech at Genentech's sole expense (except as otherwise provided hereinbelow) and reasonably acceptable to VaxGen; provided, however, that such inspection shall not take place more often than once per year during the term of this Agreement; and provided further, however, that any such independent accountant shall have previously entered into a confidentiality agreement limiting its disclosure of such information to authorized representatives of the Parties or as required under applicable law (with advance notice to the Parties of such need for disclosure) or arbitration or litigation between the Parties relating to this Agreement. Any such inspection shall be for the purpose of verifying Net Sales on sales of Licensed Products by VaxGen and its sublicensees, or VaxGen's Development Costs under
Section 3.4 above, as the case may be. Results of any inspection hereunder shall be made available promptly to both Parties in writing. If any inspection reveals a miscalculation of royalty amounts that results in an underpayment to Genentech, or a miscalculation of Development Costs that results in an overpayment by Genentech, VaxGen shall promptly and completely correct any such miscalculation by payment to Genentech, and if such underpayment or overpayment is by five percent (5%) or more VaxGen shall pay all costs and expenses of such inspection.

        5.4 GENENTECH ACCOUNTING RECORDS. Genentech shall keep full, true and accurate books of account containing all particulars which may be necessary for the purpose of showing its Fully Burdened Manufacturing Cost, and, if Genentech exercises its option under Section 3.4 above, showing Net Profits of all Licensed Products by Genentech and its sublicensees. Genentech's complete books of account and supporting data therefor shall be kept at its principal place of business for at least three (3) years following the end of the calendar year to which they pertain (and access shall not be denied thereafter, if reasonably available), and shall be made available for inspection during regular business hours by an independent accountant retained by VaxGen at VaxGen's sole expense (except as otherwise provided hereinbelow) and reasonably acceptable to Genentech; provided, however, that such inspection shall not take place more often than once per year during the term of this Agreement; and provided further, however, that any such independent accountant shall have previously entered into a confidentiality agreement limiting its disclosure of such information to authorized representatives of the Parties or as required under applicable law (with advance notice to the Parties of such need for disclosure) or arbitration or litigation between the Parties relating to this Agreement. Any such inspection shall be for the purpose of verifying Net Profits on sales of Licensed Products by Genentech and its sublicensees under Section 3.4 above, or Genentech's Fully

Burdened Manufacturing Cost, as the case may be. Results of any inspection hereunder shall be made available promptly to both Parties in writing. If any inspection reveals a miscalculation of profit-sharing amounts that results in an underpayment to VaxGen, or a miscalculation of Fully Burdened Manufacturing Cost that results in an overpayment by VaxGen to Genentech, Genentech shall promptly and completely correct any such miscalculation by payment to VaxGen, and if such underpayment or overpayment is by five percent (5%) or more Genentech shall pay all costs and expenses of such inspection.

ARTICLE 6.0 INTELLECTUAL PROPERTY RIGHTS.

        6.1 OWNERSHIP. Genentech shall retain title to the Licensed Knowhow and Licensed Patent Rights, including, without limitation, any Licensed Knowhow and Licensed Patent Rights developed or invented by Genentech in the future. VaxGen shall retain title to any improvements to the Licensed Knowhow or Licensed Patent Rights developed or invented solely by VaxGen or its sublicensees. The Parties shall own jointly any improvements to any Licensed Knowhow or Licensed Patent Rights developed or invented by both Parties. Designation of inventor(s) on any patent application is a matter of law, and shall be solely within the discretion of qualified patent counsel of Genentech and VaxGen to determine in accordance with United States laws of inventorship and competent written evidence of the Parties.

        6.2 PATENT FILING, PROSECUTION AND MAINTENANCE. Subject to the other terms and conditions of this Agreement (including the remainder of this Section 6.2), during the term of this Agreement, Genentech shall be responsible for the filing, prosecution and maintenance of all Licensed Patent Rights, in consultation with VaxGen, and VaxGen agrees to reimburse all reasonable costs and expenses incurred by Genentech for the benefit of VaxGen hereunder within thirty (30) days of receipt of an invoice from Genentech setting forth such costs and expenses, including a reasonable apportionment of such costs and expenses for patent applications and patents within the Licensed Patent Rights that contain claims outside of or overlapping with the scope of rights licensed to VaxGen under this Agreement (hereinafter, "Broad Claims"). Genentech shall keep VaxGen informed of the status of filing, prosecution and maintenance of Licensed Patent Rights in each country in the Territory, by: (i) providing VaxGen with a copy of each patent application filed by Genentech hereunder promptly after filing; (ii) for each patent application and patent hereunder that contains Broad Claims, providing VaxGen with Genentech's reasonable apportionment of out-of-pocket costs and expenses to date and on a going-forward basis therefor, which VaxGen may review with Genentech as reasonably requested;
(iii) updating VaxGen on a regular basis (and in any event not less frequently than annually) regarding the status of the patent applications and patents within the License Patent Rights by providing VaxGen with a then-current version of EXHIBIT A to this Agreement and reviewing it with VaxGen as reasonably requested; and (iv) notifying VaxGen of any interference, opposition, re-examination request, nullity proceeding, appeal or other interparty action or reissuance proceeding involving the Licensed Patent Rights. Genentech shall determine in its sole discretion, but with consultation with VaxGen as provided herein, whether or not to file, perfect, prosecute, maintain or take or not take any other action with respect to any patent application or patent within the Licensed Patent Rights generally or in a particular country or territory within the

Territory (including, without limitation, any interference, opposition, re-examination request, nullity proceeding, appeal or other interparty action or reissuance proceeding involving the Licensed Patent Rights). However, if Genentech desires to take (or not take) any such action but VaxGen is not prepared to reimburse Genentech therefor as required hereunder, in such case Genentech shall be free to take (or not take) such action at its sole cost and expense and, on notice from Genentech to VaxGen, the rights licensed to VaxGen under this Agreement with respect to such patent application or patent shall return to Genentech and thereafter be excluded from the Licensed Patent Rights; provided, however, that VaxGen shall be entitled to re-license such rights later on terms to be agreed upon by the Parties. The foregoing shall not preclude Genentech from licensing such rights to a third party in the interim; provided, however, that Genentech shall notify VaxGen if Genentech is interested in licensing such rights and VaxGen shall have a right of first negotiation with respect to such rights for thirty (30) days from such notice from Genentech. Furthermore, if Genentech in its sole discretion elects not to file, perfect, prosecute, maintain or take any other action with respect to any patent application or patent within the Licensed Patent Rights generally or in a particular country or territory within the Territory (including, without limitation, any interference, opposition, reexamination request, nullity proceeding, appeal or other interparty action or reissuance proceeding involving the Licensed Patent Rights), VaxGen may elect to take such action at its own expense. Genentech shall provide reasonable assistance to VaxGen and execute such necessary documents as VaxGen may request in connection therewith, at VaxGen's expense.

        6.3    PATENT INFRINGEMENT.

               (a) If either Party learns that a third party is infringing or allegedly infringing any Licensed Patent Rights, it shall promptly notify the other Party thereof. The Parties shall cooperate and use reasonable efforts to stop such alleged infringement without litigation.

               (b) Genentech shall have the first right (but not the obligation) to take the appropriate steps to remove the infringement or alleged of Licensed Patent Rights, including, without limitation, initiating a suit, proceeding or other legal action. If Genentech determines in its sole discretion not to take any steps within one hundred eighty (180) days of discovering or being notified of the alleged infringement, VaxGen shall have the right (but not the obligation) to do so. Any suit, proceeding or other legal action taken under this Section 6.3 shall be at the expense of and controlled by the Party bringing or undertaking it, who shall be entitled to all proceeds of any damages or costs recovered in such suit, proceeding or other legal action. The other Party may choose to be represented in any such suit, proceeding or other legal action by counsel of its own choice, at its own expense. If either Party lacks standing to bring any suit, proceeding or other legal action hereunder or finds its necessary to join the other Party in it, the other Party shall execute papers and perform such other actions as may be reasonably required; provided, however, that neither Party shall be required to transfer any fight, rifle or interest in or to any property to the other Party or any other party to confer standing on a Party hereunder. Both Parties may elect to bring a suit, proceeding or other legal action hereunder, and if so, before commencement thereof the Parties shall agree on equitable apportionment of the costs and expenses and the damages to be recovered from it.

        6.4 THIRD PARTY PATENT RIGHTS. If a notice of infringement is received by, or a suit is initiated against, either Party with respect to any Licensed Product, the Parties shall consult in good faith regarding the best response.

ARTICLE 7.0 CONFIDENTIALITY.

        7.1 CONFIDENTIALITY. In the course of performance of this Agreement, one Party may disclose to the other Party or receive from the other Party information which is confidential information of the disclosing Party. In order to be considered confidential information of the disclosing Party, such information must be in writing and designated as confidential, or if disclosed orally must be continued in writing to the other Party as confidential within thirty (30) days after such oral disclosure ("Confidential Information"). In addition, for the purposes of this Agreement, Confidential Information shall not include information that (in each case as evidenced by written records or other competent evidence):

               (a) was known to the receiving Party at the time of disclosure hereunder by the disclosing Party;

               (b) was generally available to the public or was otherwise part of the public domain at the time of disclosure hereunder, or became generally available to the public or otherwise part of the public domain after disclosure hereunder other than through any act or omission of the receiving Party in breach of this Agreement;

               (c) became known to the receiving Party after disclosure from a source that had a lawful right to disclose such information to others; or

               (d) was independently developed by the receiving Party without the use of any Confidential Information of the disclosing Party.

        Each Party shall protect and keep confidential and shall not use, publish or otherwise disclose to any third party the other Party's Confidential Information for a period of five (5) years from the date of disclosure hereunder, except as otherwise permitted by this Agreement (including, without limitation, under Section 7.2 below) or with the other Party's prior consent. The foregoing notwithstanding, each Party may disclose Confidential Information of the other Party during any official proceeding before a court or governmental agency, or as a part of a patent application filed on inventions made under this Agreement, provided that the Party whose Confidential Information is included in such application shall have the opportunity to review such proposed disclosure at least thirty (30) days prior to the date of such filing and does not object in writing to such proposed disclosure. In the event of an objection the consultation provisions of Section 7.2 below shall apply.

        7.2 PUBLICATIONS. The Parties shall consult prior to the submission of any manuscript for publication or other disclosure (e.g., abstract, poster, presentation), to determine if the proposed disclosure contains any Confidential Information of the other Party. In connection therewith, each Party shall provide the other Party with a copy of the proposed disclosure at least thirty
(30) days prior to the first disclosure thereof (such as submission of an abstract). In the course of such consultation, the Party whose Confidential Information is proposed to be disclosed shall have the right to incorporate appropriate changes into the proposed disclosure and to delete any of its Confidential Information which such Party does not agree to the publication or other disclosure thereof.

ARTICLE 8.0 REPRESENTATIONS AND WARRANTIES.

        8.1 DISCLAIMER. Except as expressly provided in this Agreement, the Parties disclaim all other representations and warranties, express or implied, including, without limitation, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, or NONINFRINGEMENT.

        8.2 REPRESENTATIONS AND WARRANTIES. Each party represents and warrants to the other Party that the representing and warranting Party, to its best knowledge: is free to enter this Agreement, in so doing it will not violate any other agreement to which it is party or subject, and currently has the right to grant the licenses granted as set forth in this Agreement

ARTICLE 9.0 LIABILITY.

        9.1 LIMITATION OF LIABILITY. Neither Party shall be liable to the other for indirect, incidental, special or consequential damages arising out of or resulting from any term or condition of this Agreement or with respect to their performance or lack thereof.

        9.2 INDEMNIFICATION BY VAXGEN. VaxGen shall indemnify, defend and hold harmless Genentech and its directors, officers, employees, agents and affiliates from and against all costs, claims, suits, liabilities, expenses (including reasonable attorneys' fees) and damages arising out of or resulting from the development, manufacture, administration, use or sale by VaxGen and its sublicensees of any Licensed Product, Clinical Vaccine or Commercial Vaccine, except where such cost, claim, suit, expense or damage arose or resulted solely from (i) any willful or grossly negligent act or omission by Genentech or (ii) any defect in the manufacture of any Clinical Vaccine or Commercial Vaccine by Genentech which was not discovered or reasonably discoverable by VaxGen or its sublicensees. VaxGen's indemnification obligations hereunder shall be conditioned upon Genentech (i) giving reasonable notice to VaxGen of any such claim or action, (ii) tendering the defense of such claim or action to VaxGen,
(iii) reasonably assisting VaxGen (at VaxGen's expense) in investigating and defending such claim or action, and (iv) not compromising or settling such claim or action without VaxGen's prior consent.

        9.3 INDEMNIFICATION BY GENENTECH. Genentech shall indemnify, defend and hold harmless VaxGen and its directors, officers, employees, agents and affiliates from and against all costs, claims, suits, liabilities, expenses (including reasonable attorney's fees) and damages arising out of or resulting from any defect in the manufacture of any Clinical Vaccine or Commercial Vaccine by Genentech that was not discovered or reasonably discoverable by VaxGen or its sublicensees, except where such cost, claim, suit, expense or damage arose or resulted solely from any willful or grossly negligent act or omission by VaxGen or its sublicensees. Genentech's indemnification obligations hereunder shall be conditioned upon VaxGen (i) giving reasonable notice to Genentech of any such claim or action,
(ii) tendering the defense of such claim or action to Genentech's, (iii) reasonably assisting Genentech (at Genentech's expense) in investigating and defending such claim or action, and (iv) not compromising or settling such claim or action without Genentech's prior consent.

        9.4 INSURANCE. Without limiting any indemnification obligations under this Agreement, VaxGen shall obtain and maintain on an on-going basis for the time period specified herein below comprehensive general liability and products liability insurance (including contractual liability coverage of VaxGen's indemnification obligations under this Agreement) in the amount of at least Twenty Five Million Dollars ($25,000,000) per occurrence and annual aggregate combined single limit for bodily injury and property damage liability, with such insurance coverage to be maintained with an insurance company or companies reasonably acceptable to Genentech and with a deductible or maximum self-insured retention not to exceed Five Hundred Thousand Dollars ($500,000) per occurrence and annual aggregate. This insurance shall not contain any exclusions or limitations in are regard to liability relating to AIDS/HIV. VaxGen shall obtain such insurance coverage no later than ninety (90) days prior to the commencement of the first human clinical trial testing any Clinical Vaccine (including any First Generation Clinical Vaccine or any Vaccine Variants), and thereafter shall maintain such insurance coverage without interruption during the term of this Agreement and for a period of at least ten (10) years after the expiration or termination of this Agreement. Such insurance shall name Genentech as an additional insured, shall state that it is primary to any valid and collectible insurance available to Genentech which also covers the same loss for which VaxGen has liability pursuant to the Agreement (including, without limitation, under Article 9.0 of the Agreement), shall contain a cross-liability or severability of interest clause, and shall state that Genentech will be provided with at least thirty (30) days' advance written notice of any termination, cancellation or material change in the insurance policy. VaxGen shall provide Genentech with evidence of such insurance coverage as required under this Agreement by no later than the deadline specified above for obtaining such insurance coverage, and thereafter shall continue to provide Genentech with evidence of such required insurance coverage on an annual basis (by not later than each annual renewal date of such coverage) during the term of this Agreement and for a period of at least ten (10) years after the expiration or termination of this Agreement. VaxGen may satisfy its obligation to provide evidence of such required insurance coverage by providing Genentech with complete copies of the insurance policies themselves or certificates from its insurance company or companies evidencing the coverage required hereunder. To assist VaxGen in complying with the provisions of this Section 9.4, VaxGen may consult as reasonably requested with Genentech's risk manager and insurance brokers.

ARTICLE 10.0 TERM AND TERMINATION.

        10.1 TERM. This Agreement shall commence on the Effective Date and, unless earlier terminated in accordance herewith, shall expire on a country-by-country and Licensed Product-by Licensed Product basis fifteen (15) years from the date of Commercial Introduction of such Licensed Product in such country. At the end of the applicable time period under the foregoing sentence, provided that the license to VaxGen hereunder has not already been terminated under this Article 10, VaxGen shall have a perpetual, fully paid-up, non-exclusive license under the Licensed Patent Rights and Licensed Knowhow to make, have made, use and sell Licensed Products on a country-by-country basis in the Territory, and if Genentech has timely exercised its option under Section
3.4 above, Genentech shall have a perpetual, fully paid-up, non-exclusive license under all improvements to the Licensed Patent Rights or Licensed Knowhow that are solely or jointly owned by VaxGen (under Section 6.1 above), to make, have made, use and sell Licensed Products in the Territory.

        10.2 TERMINATION FOR DEFAULT. Failure by either Party to comply with any of its material obligations set forth in this Agreement shall entitle the non-defaulting Party to give the defaulting Party a notice specifying the nature of the default and requiring the defaulting Party to make good its default. If such default is not cured within thirty (30) days after such notice, the non-defaulting Party shall be entitled, without prejudice to any of its other fights under this Agreement or available to it at law or in equity, to terminate this Agreement effective upon a notice of termination to the defaulting Party.

        10.3 TERMINATION FOR INSOLVENCY OR BANKRUPTCY. Either Party may, in addition to any other remedies available to it by law or in equity, terminate this Agreement, in whole or in part as the terminating Party may determine, by notice to the other Party in the event the other Party shall have become insolvent or bankrupt, or shall have made an assignment for the benefit of its creditors, or there shall have been appointed a trustee or receiver of the other Party or for all or a substantial part of its property, or there shall have been issued a warrant of attachment, execution, distraint or similar process against any substantial part of the property of the other Party, or any case or proceeding shall have been commenced or other action taken by or against the other Party in bankruptcy or seeking reorganization, liquidation, dissolution, winding-up, arrangement, composition or readjustment of its debts or any other relief under any bankruptcy, insolvency, reorganization or other similar act or law of any jurisdiction now or hereafter in effect, provided that in any such case such event shall have continued for sixty (60) days undismissed, unbonded and undischarged. Furthermore, all rights and licenses granted under to this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the Bankruptcy Code, licenses of rights to "intellectual property" as defined under Section 101(56) of the United States Bankruptcy Code. The Parties agree that in the event of the commencement of a bankruptcy proceeding by or against one Party under the United States Bankruptcy Code, the other Party shall be entitled to complete access to any such intellectual property, and all embodiments of such intellectual property, pertaining to the rights granted in the licenses hereunder of the Party by or against whom a bankruptcy proceeding has been commenced.

        10.4   UNILATERAL TERMINATION.

               (a) Genentech shall have the right to terminate this Agreement, in its sole discretion, effective on notice to VaxGen delivered by Genentech no later than January 31, 1997, if a Private Placement raising aggregate gross proceeds of at least Twenty Million Dollars ($20,000,000) for VaxGen's business operations has not closed by December 1, 1996. In addition, during the term of this Agreement, VaxGen shall provide Genentech with a brief but accurate written calculation in reasonable detail of VaxGen's Consolidated Tangible Net Worth on a periodic basis as provided in the next sentence, and VaxGen shall cooperate reasonably with Genentech's review and evaluation of each such written calculation. VaxGen shall provide such written calculation to Genentech on a semi-annual basis during the term of this Agreement, commencing with the date that is six (6) months after the Effective Date, and every six (6) months thereafter. Furthermore, if at any time during the term of this Agreement VaxGen becomes aware that it has failed to maintain a Consolidated Tangible Net Worth of at least the amounts set forth below in this Section 10.4(a), VaxGen promptly shall notify Genentech thereof. If VaxGen fails to maintain a Consolidated Tangible Net Worth of at least Five Million Dollars ($5,000,000) during the term of this Agreement, the Parties promptly will meet and discuss in good faith VaxGen's future plans for financing and development of Licensed Products, to determine a mutually acceptable business plan. If VaxGen fails to maintain a Consolidated Tangible Net Worth of at least One Million Dollars ($1,000,000) during the term of this Agreement, Genentech in its sole discretion may either terminate this Agreement or convert VaxGen's license hereunder to a non-exclusive basis, effective upon notice from Genentech to VaxGen.

               (b) VaxGen shall have the right to terminate this Agreement, in its sole discretion, on six (6) months' prior notice to Genentech. If VaxGen terminates this Agreement pursuant to this Section 10.4(b), VaxGen agrees that for the following five (5) years it will not develop, manufacture, use, sell or acquire from any third party (whether by license or otherwise) any Licensed Product in the Field of Use in the Territory.

        10.5   EFFECT OF TERMINATION.

               (a) Expiration or termination of this Agreement for any reason shall be without prejudice to any rights which shall have accrued to the benefit of either Party prior to such expiration or termination, and shall not relieve either Party from its obligations which are expressly indicated to survive expiration or termination of this Agreement; such rights and obligations include, without limitation, those under Sections 5.2, 5.3, 5.4, 10.4(b), 10.5,
11.1 and 11.5, and under Articles 6, 7, 8 and 9, of this Agreement.

               (b) No termination of this Agreement (except termination by Genentech under Section 10.4 above), shall be construed as termination of any sublicenses granted by VaxGen under Section 2.2 above or sublicensees granted by Genentech under Section 3.4 above, in which case each such sublicensee shall be thereafter a direct sublicensee of Genentech (or a direct sublicensee of VaxGen, in the case of Genentech sublicensees), but only if each such sublicensee is then in full compliance with all terms and conditions of its sublicense, all payments owed under such sublicense to Genentech (or VaxGen, in the case of Genentech sublicensees) have been paid, and the sublicensee agrees at least ten
(10) days prior to the effective termination of the main license to assume all obligations of VaxGen (or all obligations of Genentech, in the case of Genentech sublicensees) under this Agreement. Termination of this Agreement by Genentech under Section 10.4(a) shall automatically terminate all sublicenses of VaxGen hereunder.

               (c) On any termination of this Agreement: (i) VaxGen promptly shall return to Genentech all tangible Licensed Patent Rights, Licensed Knowhow and other property owned by

Genentech (whether solely or jointly with VaxGen) under Section 6.1 above that are in VaxGen's possession or control, including, without limitation, all biological materials, pre-clinical and clinical data, and applicable improvements to Licensed Patent Rights or Licensed Knowhow; and (ii) VaxGen promptly shall take all appropriate and necessary actions, including with the FDA and other involved regulatory agencies, to effect the assignment or transfer to Genentech (or to no longer permit further reference to by VaxGen) of all Genentech Regulatory filings, as directed by Genentech. All such activities shall be conducted in a prompt and orderly fashion such that the value of what is being transferred is preserved, and shall be at VaxGen's expense if this Agreement is terminated by Genentech or terminated by VaxGen under Section 10.4(b), and otherwise at Genentech's expense. In addition, on any termination of this Agreement by Genentech, or any termination of this Agreement by VaxGen under Section 10.4(b) above, Genentech automatically shall be granted a non-exclusive, royalty-free license in the Territory to all improvements to Licensed Patent Rights or Licensed Knowhow that are solely or jointly owned by VaxGen (under Section 6.1 above), and VaxGen at its own expense promptly shall transfer to Genentech all such improvements that are in VaxGen's possession or control.

ARTICLE 11.0 GENERAL PROVISIONS.

        11.1 NOTICES. Any notice, request, delivery, demand, report, accounting, approval or consent required or permitted to be given under this Agreement shall be in writing and shall be deemed sufficiently given on the same day as delivery if delivered in person or transmitted by telecopier (with continued answer-back) in any case by 5:00 p.m. local time, on the next business day if sent by overnight courier service, and in three (3) business days if sent by registered or certified mail, in any case addressed to the Party to whom it is directed at its address shown below or such other address as such Party shall have last given by notice to the other Party in accordance with this Section:

     If to VaxGen, addressed to:                   VaxGen, Inc.
                                                   1000 Marina Boulevard
                                                   Brisbane, CA 94005-1841
                                                   Attn: Dr. Don Francis
                                                   Telecopy: (650) 624-1001

     with a copy (not constituting notice) to:     Robert C. Nowinski
                                                   VaxGen, Inc.
                                                   23210 Woodway Park Road
                                                   Edmonds, WA 98020
                                                   Telecopy: (206) 542-4432

     If to Genentech, addressed to                 Genentech, Inc.
                                                   1 DNA Way
                                                   South San Francisco,
                                                   California 94080
                                                   Attn: Corporate Secretary
                                                   Telecopy: (650) 952-9881

        11.2 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California (other than its choice of law principles).

        11.3 ENTIRE AGREEMENT. Except for the Credit Agreement, the Services Agreement, the Supply Agreement and the Stock Agreements, this Agreement is the entire agreement and understanding between the Parties, and supersedes and cancels any and all prior negotiations, correspondence, understandings and agreements, whether written or oral, between the Parties respecting the subject matter hereof, including, without limitation, that certain Letter of Intent between the Parties dated as of November 17, 1995. No amendment or other modification of this Agreement shall be binding on either Party unless reduced to writing and signed by an authorized officer of each Party.

        11.4 BINDING EFFECT AND ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective permitted successors and assigns, subject to the remainder of this Section. This Agreement shall not be assignable by VaxGen in whole or in part without Genentech's prior consent in its sole discretion. This Agreement shall not be assignable by Genentech in whole or in part without VaxGen's consent in its sole discretion, except that Genentech may assign this Agreement in whole or in part without VaxGen's consent in connection with any consolidation, merger, redemption, put or sale of stock, conveyance of substantially all of Genentech's assets, or change-of-control transaction that involves Genentech, Genentech's parent company F. Hoffmann La-Roche Ltd., a Swiss corporation, or their affiliates.

        11.5 DISPUTE RESOLUTION. Except as otherwise expressly provided in this Agreement (including Sections 3.3 or 3.4 above), in the event of any dispute, controversy or claim arising out of or relating to this Agreement, the Parties shall try to settle it amicably between themselves including first referring such dispute, controversy or claim to a member of Genentech's Operations Committee and VaxGen's Board of Directors for resolution. If the Parties are unable to so settle such dispute, controversy or claim within sixty (60) days after such referral, then either Party may, by notice to the other, have it referred to their respective chief executive officers for attempted resolution by good faith negotiations within thirty (30) days after such notice. In the event the chief executive officers are not able to resolve it, either Party may at any time after the thirty (30)-day period invoke the arbitration provisions of this Section 11.5.

        All arbitration proceedings shall be conducted in San Francisco, California, under the procedural rules of the American Arbitration Association. The Party requesting arbitration shall serve upon the other Party a demand for arbitration stating the substance of the controversy, dispute or claim, and the contention of the Party requesting arbitration. Within sixty (60) days after the demand, the Parties shall each select one arbitrator, which arbitrators shall together select a third arbitrator. The three arbitrators are to act as neutral arbitrators and shall have no past, present or anticipated future affiliation with the Parties which would unduly influence the independence of an arbitrator. The decision of the arbitrators shall be in writing setting forth the basis therefore.

        Prior to the commencement of the arbitration proceeding, each Party shall submit to the arbitrators its "best offer" to resolve the dispute, controversy, or claim. The arbitrators shall consider the "best offer" of each Party, communicate to the Parties their respective "best offers" and after the arbitration proceeding select the "best offer" of the Party which prevailed over the other Party based on the arbitration proceeding. The arbitrators shall have the authority to award compensatory damages, interest, tort damages (but not punitive or similar damages) and specific performance and other equitable relief. The Parties shall abide by the award rendered in such arbitration proceeding, and such award may be enforced and executed upon in any court having jurisdiction over the Party against whom enforcement of such award is sought. During such arbitration proceedings, each Party shall pay its arbitrators' fees, administration charges and related expenses of arbitration. The losing Party shall thereafter reimburse the prevailing Party for all such costs incurred in connection with such arbitration.

        11.6 WAIVER. The waiver by either Party of any breach of or default under any of the provisions of this Agreement or the failure of either Party to enforce any of the provisions of this Agreement or to exercise any right thereunder shall not be construed as a waiver of any other breach or default or a waiver of any such rights or provisions hereunder.

        11.7 SEVERABILITY. If any part of this Agreement shall be held invalid, illegal or unenforceable by any court of authority having jurisdiction over this Agreement or either Party, such part shall be ineffective only to the extent of such invalidity, illegality or unenforceability, and shall be validly reformed by addition or deletion of wording as appropriate to avoid such result and as nearly as possible approximate the intent of the Parties. If unreformable, this Agreement shall be divisible and deleted in such jurisdiction, but elsewhere shall not be affected.

        11.8 PUBLICITY. VaxGen and Genentech shall consult and obtain mutual consent before making any public announcement concerning this Agreement, the subject matter hereof or use of the other Party's name, except for information that is already in the public domain or where the nature of such information has been previously approved for disclosure (in which case this Section 11.8 will no longer apply to that previously approved information).

        11.9 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original for all purposes, but all of which together shall constitute one and the same instrument.

        11.10 NO OTHER RIGHTS. No rights or licenses, express or implied, are granted to VaxGen by this Agreement to use in any manner any trade name or trademark of Genentech, or any other intellectual property not expressly covered by this Agreement.

        11.11 FORCE MAJEURE. Neither Party shall be liable to the other for loss or damages or shall have any right to terminate this Agreement (except as otherwise provided in this Agreement) for any default or delay of the other Party in its performance under this Agreement that is attributable to an act of God, flood, fire, explosion, strike, lockout, labor dispute, casualty or accident, war, revolution, civil commotion, act of public enemies, blockage or embargo, injunction, law, order, proclamation, regulation, ordinance, demand or requirement of any government or subdivision, authority or representative of any such government, or any other cause beyond the reasonable control of the affected Party, if the Party affected shall give prompt notice of any such cause to the other Party. The Party giving such notice shall thereupon be excused from such of its obligations hereunder for the period of time that it is so disabled.

        11.12 HEADINGS. Headings are for the convenience of reference only and shall not control the construction or interpretation of any of the provisions of this Agreement.

        11.13 NO PARTNERSHIP. Nothing in this Agreement is intended or shall be deemed to constitute a partnership, agency, employer-employee, or joint venture relationship between the Parties. Neither Party shall incur any debts or make any commitments for the other Party.

        IN WITNESS WHEREOF, the Parties each have caused this Agreement to be duly executed by its duly authorized representative as of the date set forth above.

 GENENTECH, INC.                                 VAXGEN, INC.

 By: /s/ W.D. Young                              By: /s/ Donald Francis
    ------------------------                        ----------------------------
 Name: W.D. Young                                Name: Donald Francis
      ----------------------                          --------------------------
 Title: COO                                      Title: President
       ---------------------                           -------------------------

                                    EXHIBIT A

                             LICENSED PATENT RIGHTS


SUBJECT       COUNTRY     STATUS     APPLN. NO.       APPLN. DT.    PAT. NO.     DATE GRANTED
-------       -------     ------     ----------       ----------    --------     ------------
Vaccine       Australia   Granted    51705/85         DEC 23 1985   600658       DEC 11 1990

Vaccine       Canada      Pending    498600           DEC 24 1985

Vaccine       European    Pending    85309454.8       DEC 23 1985

Vaccine       Malaysia    Granted    PI8701924        SEP 24 1987   MY102030A    FEB 29 1992

Vaccine       Canada      Granted    559508           FEB 22 1988   1330038      JUN 07 1994

Vaccine       European    Pending    88301425         FEB 19 1988

Vaccine       Japan       Pending    38459/88         FEB 20 1988

Vaccine       United      Pending    08/405616        MAR 15 1995
              States

Vaccine       Australia   Granted    75847/91         APR 01 1991   647108       JUN 30 1994

Vaccine       Austria     Granted    91907077.1       APR 01 1991   527760       JUL 19 1995

Vaccine       Belgium     Granted    91907077.1       APR 01 1991   527760       JUL 19 1995

Vaccine       Canada      Pending    2078546-2        APR 01 1991

Vaccine       Denmark     Granted    91907077.1       APR 01 1991   527760       JUL 19 1995

Vaccine       European    Granted    91907077.1       APR 01 1991   527760       JUL 19 1995

Vaccine       France      Granted    91907077.1       APR 01 1991   527760       JUL 19 1995

Vaccine       Germany     Granted    91907077.1       APR 01 1991   527760       JUL 19 1995

Vaccine       Great       Granted    91907077.1       APR 01 1991   527760       JUL 19 1995
              Britain

Vaccine       Greece      Granted    91907077.1       APR 01 1991   527760       JUL 19 1995

Vaccine       Italy       Granted    91907077.1       APR 01 1991   527760       JUL 19 1995

Vaccine       Japan       Pending    506683/91        APR 01 1991

Vaccine       Luxembourg  Granted    91907077.1       APR 01 1991   527760       JUL 19 1995

Vaccine       Netherlands Granted    91907077.1       APR 01 1991   527760       JUL 19 1995

Vaccine       New         Pending    237666           APR 03 1991
              Zealand

Vaccine       Spain       Granted    91907077.1       APR 01 1991   527760       JUL 19 1995

Vaccine       Sweden      Granted    91907077.1       APR 01 1991   527760       JUL 19 1995

Vaccine       Switzerland Granted    91907077.1       APR 01 1991   527760       JUL 19 1995
              (&LI)

Vaccine       United      Pending    08/226162        APR 11 1994
              States


SUBJECT       COUNTRY     STATUS     APPLN. NO.       APPLN. DT.    PAT. NO.     DATE GRANTED
-------       -------     ------     ----------       ----------    --------     ------------
Adjuvant      PCT         Pending    PCT/US94/11753   OCT 13 1994

Adjuvant      United      Pending    08/365986        DEC 28 1994
              States

Adjuvant      United      Pending    08/447291        MAY 22 1995
              States

Vaccine       Australia   Pending    7047894          JUN 07 1994

Vaccine       European    Pending    94919281.9       JUN 07 1994

Vaccine       New         Pending    267838           JUN 07 1994
              Zealand

Vaccine       United      Pending    08/448603        JUN 07 1995
              States

Adjuvant      PCT         Pending    PCT/US94/11674   OCT 13 1994

Adjuvant      United      Pending    08/460363        JUN 01 1995
              States

Adjuvant      Argentina   Pending    329860           OCT 21 1994

Adjuvant      Chile       Pending    1544-94          OCT 21 1994

Adjuvant      Mexico      Pending    948028           OCT 17 1994

Adjuvant      PCT         Pending    PCT/US94/11678   OCT 13 1994

Adjuvant      United      Pending    08/143313        OCT 25 1993
              States

Adjuvant      Uruguay     Pending    23846            OCT 21 1994

Adjuvant      Venezuela   Pending    1650-94          OCT 27 1994

Process       United      Pending    08/650364        MAY 20

Vaccine       United      Pending    GNE Docket       JUL 8 1996
              States                 P1008


        *Pending in 17 European countries.

                             THIRD PARTY AGREEMENTS

        License and Supply Agreement, dated as of June 28, 1992, between Genentech and Cambridge Biotech Corporation.

        Sublicense Agreement, dated as of September 30, 1991, between Genentech and Cambridge Biotech Corporation.

        Letter agreement, dated November 28, 1995, between Genentech and Univax Biologics.

                                                                   EXHIBIT 10.14

                                    EXHIBIT B

                            INFORMATION AND MATERIALS

I. PROTOCOLS, DATA, RESULTS AND REPORTS FROM THE FOLLOWING PRECLINICAL STUDIES OF THE VACCINE:

                Non-clinical immunogenicity and efficacy studies:

Study No.                     Study Title
---------                     -----------
1180-02-86                    Guinea pig dose response studies of rgp120/HIV-1 (IIIB) adsorbed to aluminum hydroxide gel adjuvant

1180-001-87                   Effect of dose and immunization interval on the immune response of baboons to recombinant glycoprotein 120 of human
                              immunodeficiency virus (rgp 120/HIV- 1 (IIIB)); ref: J Inf Dis 160,
                              960-969 (1989)

AIDS-86-001                   Evaluation of recombinant gp 120/HIV- 1 (IIIB) as a
                              vaccine to prevent primary HIV- 1 infection in
                              chimpanzees (Study 1); ref: Proc Natl Acad Sci USA
                              85, 5200-5204 (1988)

AIDS-88-002                   Evaluation of recombinant gp 120/HIV- 1 (IIIB) and
                              recombinant soluble gp 160/HIV-1 IIIB as vaccines
                              to prevent primary HIV-l (IIIB) infection in
                              chimpanzees (Study 2); ref: Nature 345,
                              622-625-969 (1990)

AIDS-91-02                    Evaluation of rgp120 as vaccine to prevent primary
                              infection by HIV-1 (Southwest Foundation Study
                              91-63) .

4-414/93-006                  Efficacy of IIIB rgp120 vaccine against chimeric
                              SIV/HIV (SHIV) virus infection in Macaca Mulatta
                              (TSI Mason Laboratories Study)

                        Non-clinical toxicology studies:

Study No.                     Study Title
---------                     -----------
1180-006-87-565               Pilot study: Acute toxicity of vaccine formulated recombinant glycoprotein 120 (rgp120) of human immunodeficiency virus (HIV)
                              in baboons

90-048-1180                   Acute intramuscular tolerance study with GN1180 in rabbits

90-049-1180                   Acute intramuscular tolerance study with GN1180 in guinea pigs

91-327-1180                   GN1180 (MN rgp120/HIV-1): Local tolerance and acute toxicity study in guinea pigs

92-537-1180                   Developmental toxicity (embryo-fetal toxicity and teratogenic potential) study of GN1180 administered intramuscularly to
                              Crl:CD(R) BR VAF/Plus(R) female rats

92-540-1180                   Acute intramuscular tolerance study with GN1180 in rabbits

92-541-1180                   6-month intramuscular safety/adjuvant study with GN1180 in rabbits

92-620-1180                   6-month intramuscular toxicity study with GN1180 in rats 93-508-1180
                              A dosage-range study of postnatal development in Crl:CD(R)BR
                              VAF/Plus(R) rats administered GN1180 or GN1180 adjuvant
                              subcutaneously during the neonatal period

93-509-1180                   Developmental neurotoxicity study of GN1180 administered
                              subcutaneously to neonatal Crl:CD(R)BR VAF/Plus(R) rats


2.  THE GENENTECH REGULATORY FILINGS (AS DEFINED IN THE AGREEMENT).

3. PROTOCOLS, DATA, RESULTS AND REPORTS FROM THE FOLLOWING CLINICAL STUDIES OF THE VACCINE:

        Protocols, data, results and reports from each of the following clinical studies of the Vaccine shall be provided to VaxGen, but only to the extent that
(a) such information is necessary for a Licensed Product or its development, manufacture, use or sale under this Agreement, (b) VaxGen uses such information solely for purposes of development and commercialization of Licensed Products under this Agreement, (c) such information is then available at Genentech (or can be obtained at VaxGen's expense), and (d) Genentech has the right to transfer or provide such information to VaxGen (or can obtain such rights at VaxGen's expense):

V0199g                   A Phase I study of the safety and immunogenicity of rgp120/HIV-1 (IIIB)
                         vaccine in healthy adult subjects

V0200g                   A Phase I study of the safety and immunogenicity of rgp120/HIV-1 (IIIB)
                         vaccine in HIV-1 seropositive volunteers

V0344g A Phase I study of the safety and immunogenicity of MN rgp120/HIV-1 given alone, IIIB rgp 120/HIV-1 given alone,


                          MN rgp 120/HIV-1 given concurrently with IIIB rgp 120/HIV-1, and MN rgp120/HIV-1 alternating with IIIB rgp
                          120/HIV-1 vaccines in HIV-1 seropositive subjects with CD4 cell counts greater than 500 cells/(mu)L

VO346g                    A Phase II multicenter study of the safety and efficacy of MN rgp 120/HIV-1 vaccine compared with placebo in HIV-1 seropositive subjects with CD4 cell counts greater than 600 cells/mm(3)

V0385g                    A Phase I multicenter study of the safety and immunogenicity of MN rgp 120/HIV-1 vaccine given either alone or in combination with IIIB rgp 120/HIV-1 vaccine in healthy adult subjects

V0413g                    A Phase I study of the safety and immunogenicity of IIIB rgp 120/HIV-1 and MN rgp 120/HIV-1 vaccines in healthy adult subjects who have been immunized with IIIB rgp 120/HIV-1 on protocol V0199g (AVEG 006)

V0477g                    A placebo-controlled Phase I study of the safety and immunogenicity of MN rgp 120/HIV-1 given alone or concurrently with IIIB rgp 120/HIV-1 vaccines in HIV-1 infected subjects with a known date of seroconversion and with CD4 cell counts greater than 400 cells/(mu)L

V0530g                    A Phase I Study Providing Extended Immunization with MN rgp 120/HIV-1 Vaccine to Subjects Who Have
                          Previously Participated in Protocol V0344g

V0578g                    A Phase I Study of the Safety of MN rsgp120/HIV-1 Antigen for Use as a Skin Test Reagent

V0633g                    Evaluation of safety and immunogenicity (Phase I/II) of MN rgp 120/HIV-1 alum adjuvant candidate vaccine in recovering intravenous drug users in Bangkok, Thailand

V0478s/ACTG209            A Phase I/II trial of vaccine therapy of HIV-1-infected individuals with 50-500 cells/mm(3)

V0508s/AVEG 016, 016A,    A phase I, multicenter, randomized, double-blind, placebo-controlled HIV-1 vaccine trial to evaluate
016B                      the safety and of MN rsgp120/HIV-1 in combination with QS21 adjuvant and/or alum in healthy adults

V0515s/AVEG104           Phase I safety and immunogenicity trial of MNrgp120/HIV-1 vaccine in HIV-1 infected pregnant women with CD4 lymphocyte counts >= 400/mm(3)

V0516s                   A Phase I comparative blinded trial of several HIV-1 derived immunogens in infected individuals with >= 500
                         CD4 cells/mm(3)

V0517s/AVEG201           A Phase II trial to evaluate the immunogenicity and reactogenicity of the recombinant subunit HIV-1 envelope vaccines SF-2 rgp120 (Biocine/Chiron) in MF59 and MN rgp120 (Genentech) in alum in high risk populations

V0518s/ACTG218           A placebo controlled Phase I clinical trial to evaluate the safety and immunogenicity of recombinant envelope proteins of HIV-1 gp160 and gp120 in children >= 1 month old with asymptomatic HIV infection

V0519s/ACT230            A placebo controlled, phase I clinical trial to evaluate the safety and immunogenicity of recombinant envelope proteins of HIV1 gp 160 and gp120 in children >= 1 month old with asymptomatic HIV infection

V0521s/AVEG010           A Multicenter, randomized trial to evaluate the safety and immunogenicity of a recombinant vaccinia-HIV envelope vaccine (HIVAC1-e) in combination with a group of subunit recombinant HIV envelope vaccines in vaccinia-naive individuals

V0535s                   Evaluation of the safety and immunogenicity of MN rgp120/HIV-1 vaccine in healthy seronegative subjects and the identification and recovery of higher-titer source plasma with activity against HIV-1

V0600s/AVEG009x          A phase I multicenter study of the safety and immunogenicity of MN rgp 120/HIV-1 vaccine given either alone or in combination with IIIb rgp 120/HIV-1 vaccine in healthy adult subjects, Amendment II

V0601s/AVEG006x          A phase I safety and immunogenicity trial of Genentech MN rgp 120 in HIV uninfected volunteers who have previously received vaccinations with MN rgp120 and/or IIIB rgp120, Amendment II

V0635s/ACTG279           A Phase I trial of the safety and immunogenicity of MN rsgp 120/HIV-1 with the adjuvants QS-21 and alum compared to MN rsgp 120/HIV-1 and QS-21 in infants born to HIV-1 infected women

V0707s                   Delayed type hypersensitivity responses in HIV-1 uninfected persons at low or high risk for acquiring HIV-1 infection


VO719s/AVEG015           A Phase I, randomized, double-blind, clinical trial to compare the safety and immunogenicity of recombinant envelope protein SF-2 rgp120/HIV-1, individually combined with seven adjuvants, in healthy
                         HIV-1 uninfected individuals, Amendment II


4. MANUFACTURED MATERIALS AND DOCUMENTATION FOR GENENTECH'S PREVIOUS MANUFACTURE OF FIRST GENERATION CLINICAL VACCINE (AS DEFINED IN THE AGREEMENT):

        First Generation Clinical Vaccine and, if elected, Clinical Vaccine and/or Commercial Vaccine (potentially including Vaccine Variants),as set forth in the Agreement.

        Genentech manufacturing tickets and quality control testing procedures and results for First Generation Clinical Vaccine supplied to VaxGen.

5. OTHER DRUG SUBSTANCES, REAGENTS, CELL LINES, PLASMIDS AND ADDITIONAL LICENSED
KNOWHOW:

        Each of the following shall be provided to VaxGen in the mounts it reasonably requests, but only to the extent that (a) such material is necessary for a Licensed Product or its development, manufacture, use or sale under this Agreement, Co) VaxGen uses such material solely for purposes of development and commercialization of Licensed Products under this Agreement, (c) such material is then available at Genentech (or can be obtained at VaxGen's expense), and (d) Genentech has the right to transfer or provide such material to VaxGen (or can obtain such rights at VaxGen's expense):

        Bulk and/or vialed sCD4.

        Bulk and/or vialed CD4-IgG.

        Bulk and/or vialed IIIB isolate of the Vaccine, formulated with the adjuvant aluminum hydroxide, as previously manufactured by Genentech, but only in amounts sufficient for non-clinical research purposes unless Genentech elects to provide clinical and/or commercial supplies of this version of the Vaccine as provided in Section 4 of the Agreement.

        Bulk and/or vialed adjuvant comprised of bulk aluminum hydroxide.

        Bulk and/or vialed adjuvant comprised of biodegradable polylactide (lactide-co-glycolide) copolymer microspheres encapsulating the Vaccine, but only in amounts sufficient for non-clinical research purposes.

        Bulk and/or vialed adjuvant comprised of QS-21, with or without aluminum hydroxide.

        Bulk and/or vialed soluble placebos in amounts necessary for human clinical trials of the First Generation Clinical Vaccine.

        rgp120 Mabs and Fab's.

        5B6 anti-herpes gD Mabs and Fab's.

        xrgp120 immunoaffinity resins (5B6, IF12).

        Patient plasma and data relating thereto licensed to Genentech by North American Biologics, Inc. (formerly Univax).

        Data and other knowhow relating to any of the Adjuvants.

        Aliquots from rgp120 (IIIB isolate) master and working banks.

        Aliquots from rgp120(MN isolate) master and working banks.

        Research rgp120 cell lines.

        rgp120 hybridomas and E.coli expressing Fab's.

        HIV-related plasmids and Mab/Fab' plasmids.

        anti-gp120 hydridoma and E.coli Mab/Fab' expression/production.

XIII.  LICENSED PATENTS

Under the License Agreement, VaxGen has licensed or sublicensed from Genentech exclusive rights to use patents and patent applications relating to the HIV gp120 vaccine formulations developed by Genentech and to certain adjuvant technology, as such patents and patent applications have issued or have been filed in the U.S. and various other countries. The patents and patent applications cover the gp120 protein, its manufacture and its use as a vaccine, including truncated viral glycoproteins which include the HIV gp120 protein, gp120 protein from any HIV strain or substrain, fusion proteins useful in recombinant DNA production of gp120, a preferred vaccine in which essentially 100% of the gp120 protein has an intact (non-proteolytically cleaved) principle neutralizing determinant ("PND"), a method to produce PND-intact gp120 and a method to use PND-intact gp120 as a vaccine. Rights to second generation vaccines are further covered by patent applications relating to preferred, novel gp120 proteins from certain HIV substrain and to multi-subunit vaccines containing certain gp120 proteins from more than one HI strain or substrain. The patents and patent applications also cover certain adjuvant technology, including new adjuvant formulations and long-release adjuvants.

The collective group of 21 patents and 51 patent applications include 2 issued U.S. patents, 19 issued foreign patents (covering 22 countries), of which four are European patents (each covering the EEC countries). In addition, them are 16 patent applications pending with the U.S. Patent and Trademark Office and 35 patent applications pending with foreign patent agencies; five of the 35 foreign patent applications are European applications. Presented below there is a description of the patents currently licensed to the Company.

SUBJECT       COUNTRY         STATUS     APPLN. NO.       APPLN. DT.    PAT. NO.     DATE GRANTED
-------       -------         ------     ----------       ----------    --------     ------------
Vaccine       Denmark         Pending    4122/84          08/29/84

Vaccine       Greece          Granted    80220            08/29/84      80220        NOV 15 1984

Vaccine       South Africa    Granted    84/6764          08/29/84      84/6764      APR 24 1995

Vaccine       Canada          Pending    617008           08/27/84

Vaccine       Japan           Pending    222311/95        08/30/84

Vaccine       New Zealand     Granted    230123           08/22/84      230123       DEC 13 1991

Vaccine       Australia       Granted    51705/85         08/22/84      600658       DEC 11 1990

Vaccine       Hong Kong       Granted    0139417          08/29/84      9870F1992    DEC 10 1992

Vaccine       Ireland         Granted    2210/84          08/29/84      58030        JUN 16 1993

Vaccine       Canada          Pending    498600           12/24/85

Vaccine       Austria         Granted    85309454.8       12/23/85      0187041      MAY 15 1996

Vaccine       Belgium         Granted    85309454.8       12/23/85      0187041      MAY 15 1996

Vaccine       European        Granted    85309454.8       12/23/85      0187041      MAY 15 1996

Vaccine       France          Granted    85309454.8       12/23/85      0187041      MAY 15 1996

Vaccine       Germany         Granted    85309454.8       12/23/85      0187041      MAY 15 1996

Vaccine       Great           Granted    85309454.8       12/23/85      0187041      MAY 15 1996
              Britain

Vaccine       Italy           Granted    85309454.8       12/23/85      0187041      MAY 15 1996

Vaccine       Luxembourg      Granted    85309454.8       12/23/85      0187041      MAY 15 1996

Vaccine       Netherlands     Granted    85309454.8       12/23/85      0187041      MAY 15 1996

Vaccine       Sweden          Granted    85309454.8       12/23/85      0187041      MAY 15 1996

Vaccine       Switzerland &   Granted    85309454.8       12/23/85      0187041      MAY 15 1996
              Liechtenstein

Vaccine       Malaysia        Granted    PI8701924        09/24/87      MY102030A    FEB 29 1992

Vaccine       Canada          Granted    559508           02/22/88      1330038      JUN 07 1994

Vaccine       Austria         Granted    88301425.0       02/19/88      0279688      APR 16 1997

SUBJECT       COUNTRY         STATUS     APPLN. NO.       APPLN. DT.    PAT. NO.     DATE GRANTED
-------       -------         ------     ----------       ----------    --------     ------------
Vaccine       Belgium         Granted    88301425.0       02/19/88      0279688      APR 16 1997

Vaccine       European        Granted    88301425.0       02/19/88      0279688      APR 16 1997

Vaccine       France          Granted    88301425.0       02/19/88      0279688      APR 16 1997

Vaccine       Germany         Granted    88301425.0       02/19/88      0279688      APR 16 1997

Vaccine       Great           Granted    88301425.0       02/19/88      0279688      APR 16 1997
              Britain

Vaccine       Greece          Granted    88301425.0       02/19/88      0279688      APR 16 1997

Vaccine       Italy           Granted    88301425.0       02/19/88      0279688      APR 16 1997
Vaccine       Luxembourg      Granted    88301425.0       02/19/88      0279688      APR 16 1997
Vaccine       Netherlands     Granted    88301425.0       02/19/88      0279688      APR 16 1997
Vaccine       Spain           Granted    88301425.0       02/19/88      0279688      APR 16 1997
Vaccine       Sweden          Granted    88301425.0       02/19/88      0279688      APR 16 1997
Vaccine       Switzerland &   Granted    88301425.0       02/19/88      0279688      APR 16 1997
              Liechtenstein

Vaccine       Japan           Pending    38459/88         02/20/88

Vaccine       United          Pending    08/953550        10/17/97
              States

Vaccine       Australia       Granted    75847/91         04/1/91       647108       JUN 30 1994

Vaccine       Canada          Pending    2078546-2        04/1/91

Vaccine       Japan           Pending    506683/91        04/1/91

Vaccine       Austria         Granted    91907077.1       04/1/91       527760       JUL 19 1995

Vaccine       Belgium         Granted    91907077.1       04/1/91       527760       JUL 19 1995

Vaccine       Denmark         Granted    91907077.1       04/1/91       527760       JUL 19 1995

Vaccine       European        Granted    91907077.1       04/1/91       527760       JUL 19 1995

Vaccine       France          Granted    91907077.1       04/1/91       527760       JUL 19 1995

Vaccine       Germany         Granted    91907077.1       04/1/91       527760       JUL 19 1995

Vaccine       Great           Granted    91907077.1       04/1/91       527760       JUL 19 1995
              Britain

Vaccine       Italy           Granted    91907077.1       04/1/91       527760       JUL 19 1995

Vaccine       Luxembourg      Granted    91907077.1       04/1/91       527760       JUL 19 1995

Vaccine       Netherlands     Granted    91907077.1       04/1/91       527760       JUL 19 1995

SUBJECT       COUNTRY         STATUS     APPLN. NO.       APPLN. DT.    PAT. NO.     DATE GRANTED
-------       -------         ------     ----------       ----------    --------     ------------
Vaccine       Sweden          Granted    91907077.1       04/1/91       527760       JUL 19 1995

Vaccine       Switzerland &   Granted    237666           04/03/91      23766        DEC 05 1997
              Liechtenstein
              New Zealand

Vaccine       Australia       Pending    7047894          06/07/94

Vaccine       Canada          Pending    2164505          06/07/94

Vaccine       European*       Pending    94919281.9       06/07/94

Vaccine       New Zealand     Pending    267838           06/07/94

Vaccine       United          Pending    08/357084        12/15/94
              States

Vaccine       United          Pending    08/282,857       07/29/94
              States

Vaccine       Canada          Pending    2172509          10/13/94

Vaccine       United          Pending    08/405616        03/15/95
              States

Vaccine       United          Pending    08/447291        05/22/95
              States

Vaccine       United          Pending    08/459141        06/02/95
              States

Vaccine       United          Pending    08/459147        06/02/95
              States

Vaccine       United          Pending    08/470107        06/06/95
              States

Vaccine       United          Pending    08/448603        06/07/95
              States

Vaccine       European*       Pending    94930794.6       10/13/95

Vaccine       Japan           Pending    512118/95        10/13/95

Vaccine       United          Pending    08/802361        02/19/97
              States

Vaccine       Argentina       Pending    P970102984       07/03/97

Vaccine       India           Pending    1266/CAL/97      07/03/97

Vaccine       Indonesia       Pending    P972342          07/07/97

Vaccine       South Africa    Pending    97/5889          07/02/97

Vaccine       Taiwan          Pending    86109394         07/03/97

Vaccine       Thailand        Pending    038312           07/03/97

Vaccine       PCT             Pending    PCT/US97/09690   07/03/97

Vaccine       United          Pending    08/88984         07/08/97
              States

Adjuvant      United          Granted    08/460363        06/01/95      5843605      JUL 01 1997
              States

SUBJECT       COUNTRY         STATUS     APPLN. NO.       APPLN. DT.    PAT. NO.     DATE GRANTED
-------       -------         ------     ----------       ----------    --------     ------------
Adjuvant      Canada          Pending    2172507          10/13/94

Adjuvant      European*       Pending    94930768.0       10/13/94

Adjuvant      Japan           Pending    512073/95        10/13/94

Process       Spain           Granted    535554           08/30/84      535554       DEC 20 1985

Process       Austria         Granted    84305909.8       08/29/84      0139417      JUL 26 1989

Process       Belgium         Granted    84305909.8       08/29/84      0139417      JUL 26 1989

Process       European        Granted    84305909.8       08/29/84      0139417      JUL 26 1989

Process       France          Granted    84305909.8       08/29/84      0139417      JUL 26 1989

Process       Germany         Granted    84305909.8       08/29/84      0139417      JUL 26 1989

Process       Great           Granted    84305909.8       08/29/84      0139417      JUL 26 1989
              Britain

Process       Italy           Granted    84305909.8       08/29/84      0139417      JUL 26 1989

Process       Luxembourg      Granted    84305909.8       08/29/84      0139417      JUL 26 1989

Process       Netherlands     Granted    84305909.8       08/29/84      0139417      JUL 26 1989

Process       Sweden          Granted    84305909.8       08/29/84      0139417      JUL 26 1989

Process       Switzerland &   Granted    84305909.8       08/29/84      P139417.4    JUL 26 1989
              Liechtenstein

Process       Spain           Granted    552539           08/30/84      552539       MAR 06 1987

Process       Mexico          Granted    923719           06/29/92      178947       JUL 27 1995

Process       United          Granted    08/226162        04/11/94      5674984      OCT 07 1997
              States

Process       Argentina       Pending    329860           10/21/94

Process       Canada          Pending    2172508          10/13/94

Process       Chile           Pending    1544-94          10/21/94

Process       European*       Pending    94931369.6       10/13/94

Process       Japan           Pending    512076/95        10/13/94

Process       Mexico          Pending    948028           10/17/94

Process       Uruguay         Pending    23846            10/21/94

Process       Venezuela       Pending    1650-94          10/27/94

Process       United          Pending    08/966850        11/07/97
              States

*Pending in 17 European countries.

Under the License Agreement, Genentech has retained title to the licensed patents and patent applications and other Licensed Technology, while the Company will retain title to any improvements developed by it. Both parties will jointly own any improvements to the licensed patents and patent applications or other Licensed Technology developed or invented jointly. Genentech will remain responsible for the filing, prosecution and maintenance of all Licensed Patent Rights, in consultation with the Company, at the Company's expense (including a reasonable apportionment of the costs and expenses incurred by Genentech relating to patent applications or patents within the Licensed Patent Rights that contain claims outside of, or overlapping with, the scope of the license to the Company). See "Risk Factors, Dependence upon Patents and Proprietary Technology."